EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

MONMOUTH CAPITAL CORPORATION,
MONMOUTH REAL ESTATE INVESTMENT CORPORATION

AND

ROUTE 9 ACQUISITION, INC.

DATED AS OF MARCH 26, 2007

TABLE OF CONTENTS

Article I	Certain Definitions	1

Article II	The Merger	7
2.1. 2.2. 2.3. 2.4. 2.5. 2.6. 2.7.	The Merger
Certificate of Incorporation and Bylaws
Effective Time
Closing
Directors and Officers of the Surviving Company; Composition of the Company Board
Provisions Relating to Record Dates for Final Dividends
Further Assurances	7 7 7 7 8 8 8

Article III	Merger Consideration; Conversion of Stock	8
3.1. 3.2. 3.3.	Conversion of Juniper Stock Exchange of Certificates Withholding Rights	8 10 12

Article IV	Representations and Warranties	12
4.1. 4.2. 4.3. 4.4. 4.5. 4.6. 4.7. 4.8. 4.9. 4.10. 4.11. 4.12. 4.13. 4.14. 4.15. 4.16. 4.17. 4.18. 4.19. 4.20. 4.21. 4.22. 4.23. 4.24. 4.25. 4.26. 4.27. 4.28. 4.29.	Definition of a Party's Knowledge
Existence; Good Standing; Authority; Compliance with Law
Authorization, Takeover Laws, Validity and Effect of Agreements
Capitalization
Subsidiaries
Other Interests
Consents and Approvals; No Violations
No Restraints
SEC Reports; Financial Statements
Litigation
Permits
Absence of Certain Changes
Taxes
Real Property
Assets
Environmental Matters
Employee Benefit Plans
Labor and Employment Matters
No Brokers
Opinion of Financial Advisor
Vote Required
Material Contracts
Insurance
Proxy Statement; Party Information
No Payments to Employees, Officers or Directors
Intellectual Property
Investment Company Act of 1940
Dissenters Rights
Suspension of Juniper DRIP and SIP	13 13 14 14 15 15 15 16 16 18 19 19 19 22 24 24 25 26 26 27 27 27 28 28 28 29 29 29 29

Article V	Conduct of Business Pending the Merger	30
5.1.	Conduct of the Parties	30

Article VI	Covenants	32
6.1. 6.2. 6.3. 6.4. 6.5. 6.6. 6.7. 6.8. 6.9. 6.10. 6.11. 6.12.	Joint Proxy Statement/Prospectus; Registration Statement
Access to Information; Confidentiality
Stockholders Meetings
Additional Agreements
No Solicitations
Officers' and Directors' Indemnification
Public Announcements
Certain Tax Matters
Notice Obligations
Listing
Acknowledgement of Holders of Juniper Stock Options
Termination of Juniper DRIP	32 32 33 34 35 36 38 38 39 39 39 39

Article VII	Conditions to the Merger	40
7.1. 7.2.	Conditions to the Obligations of each Party to Effect the Merger Frustration of Closing Conditions	40 41

Article VIII	Termination, Amendment and Waiver	41
8.1. 8.2. 8.3. 8.4. 8.5. 8.6.	Termination Effect of Termination Fees and Expenses Payment of Breakup Fee or Expenses Amendment Extension; Waiver	41 43 43 44 45 45

Article IX	General Provisions	46
9.1. 9.2. 9.3. 9.4. 9.5. 9.6. 9.7. 9.8. 9.9.	Notices
Interpretation
Trial by Jury
Non-Survival of Representations, Warranties, Covenants and Agreements
Miscellaneous
Assignment; Benefit; Severability
Choice of Law/Consent to Jurisdiction
Waiver
Counterparts	46 46 48 48 48 48 49 49 49

Exhibits:

Exhibit A:	Second Amended and Restated Certificate of Incorporation of Monmouth Capital Corporation
Exhibit B:	Amended and Restated By-Laws of Monmouth Capital Corporation
Exhibit C:	Company and Surviving Company Directors and Officers

Schedules(1):

Schedule 4.1:	Definition of a Party’s Knowledge
Schedule 4.2(b):	Existence; Good Standing; Authority; Compliance with Law
Schedule 4.4(a):	Capitalization (Equity)
Schedule 4.4(b):	Capitalization (Bonds; Debentures; Notes)
Schedule 4.4(d):	Capitalization (Registration Rights)
Schedule 4.5:	Subsidiaries
Schedule 4.7:	Consents and Approvals; No Violations
Schedule 4.9:	SEC Reports; Financial Statements
Schedule 4.10:	Litigation
Schedule 4.13:	Taxes
Schedule 4.14(a):	Real Property (Interests)
Schedule 4.14(c):	Real Property (Pending Agreements)
Schedule 4.14(i):	Real Property (Joint Ventures)
Schedule 4.15:	Assets
Schedule 4.16:	Environmental Matters
Schedule 4.17(a):	Employee Benefit Plans (Employee Programs)
Schedule 4.17(c):	Employee Benefit Plans (Commitments)
Schedule 4.17(d):	Employee Benefit Plans (Payments Resulting from the Merger)
Schedule 4.17(e):	Employee Benefit Plans (Nonqualified Deferred Compensation Plans)
Schedule 4.19:	Financial Advisor
Schedule 4.21:	Vote Required
Schedule 4.22(a):	Material Contracts
Schedule 4.22(b):	Material Contracts (Debt Instruments)
Schedule 4.25:	No Payments to Employees, Officers or Directors
Schedule 5.1:	Conduct of the Parties

_________________

(1)     Upon request from the SEC, the Company will provide to the SEC a copy of any Disclosure Schedules.

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 26, 2007, is made by and among Monmouth Capital Corporation, a New Jersey corporation ("Juniper"), Monmouth Real Estate Investment Corporation, a Maryland corporation (the "Company"), and Route 9 Acquisition, Inc., a New Jersey corporation and a wholly-owned subsidiary of the Company ("MergerCo").

           WHEREAS, the Parties wish to effect a business combination through a merger of MergerCo with and into Juniper (the "Merger") on the terms and conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the "MGCL") and the New Jersey Business Corporation Act (the "NJBCA");

           WHEREAS, Juniper's Special Committee (as hereinafter defined) has authorized Juniper to enter into this Agreement and has recommended to Juniper's Board of Directors, and Juniper's Board of Directors has declared advisable and submitted to Juniper's stockholders for approval, this Agreement, the Merger and the other transactions contemplated by this Agreement;

           WHEREAS, the Company's Special Committee (as hereinafter defined) has authorized the Company to enter into this Agreement and has recommended to the Company's Board of Directors, and the Company's Board of Directors has declared advisable and submitted to the Company's stockholders for approval, the Merger on the terms set forth in this Agreement;

           WHEREAS, the Board of Directors of MergerCo has authorized MergerCo to enter into this Agreement, determined that the Merger and the other transactions contemplated by this Agreement are advisable and has submitted this Agreement, the Merger and the other transactions contemplated by this Agreement to the sole stockholder of MergerCo for its approval, and the Company, as the sole stockholder of MergerCo, has approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

           WHEREAS, the Company, MergerCo and Juniper desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger; and

           WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

          NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and intending to be legally bound, the Company, MergerCo and Juniper hereby agree as follows:

ARTICLE I     CERTAIN DEFINITIONS.

          For purposes of this Agreement, the term:

           "Acquisition Proposal" means any inquiry, proposal, offer or expression of interest by any third party relating to a merger, consolidation or other business combination involving Juniper, or any purchase of more than 20% of the consolidated assets of Juniper (including the shares and assets of its subsidiaries) or more than 20% of the shares of Juniper (other than pursuant to the exercise of Juniper Stock Options in accordance with their terms) or the issuance of any securities (or rights to acquire securities) of Juniper or any subsidiary of Juniper, or any similar transaction, or any agreement, arrangement or understanding requiring Juniper to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Any material modification of an Acquisition Proposal (including any modification of the economic terms) shall constitute a new Acquisition Proposal.

           "Affiliate" of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

           "Board of Directors" or "Board" means, with respect to any Party, that Party's board of directors or any duly authorized committee thereof.

           "Business Day" means any day other than (a) a Saturday or Sunday or (b) a day on which the SEC is closed for business.

           "Code" means the Internal Revenue Code of 1986, as amended.

           "Common Stock" of a Party means, as applicable, the Juniper Common Stock or the Company Common Stock.

           "Confidential Information" of a Party means any non-public information disclosed by a Party to the Other Party or its authorized representatives pursuant to Section 6.2(a) but excluding information or materials that the Other Party can prove (i) are or became generally known or available to the public through no fault of the Other Party; (ii) were lawfully disclosed to the Other Party by a third party who is not, to the Other Party's knowledge, under any obligation, whether contractual, fiduciary, statutory, or otherwise, of confidentiality to the Party with respect to such Proprietary Information; (iii) were at any time developed by the Other Party independently without use of, or reference to, the Confidential Information of the Party or (iv) were disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body with proper jurisdiction.

           "DRIP" of a Party means that Party's Dividend Reinvestment and Share Purchase Plan.

           "Environment" means soil, sediment, surface or subsurface strata, surface water, ground water, ambient air and any biota living in or on such media.

           "Environmental Laws" means any federal, state or local statute, law, including common laws, ordinance, regulation, rule, code, or binding order, including any judicial or administrative order, consent decree, judgment, injunction, permit or authorization, in each case having the force and effect of law, relating to the pollution, protection, or restoration of the Environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

           "ERISA Affiliate" means an Affiliate of any Person if it would have ever been considered a single employer with such Person under ERISA Section 4001(b) or part of the same "controlled group" as such Person for purposes of ERISA Section 302(d)(8)(C).

           "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

           "FFO" means a Party's net income, excluding gains or losses from sales of property, and adding back real estate depreciation.

           "GAAP" means generally accepted accounting principles as applied in the United States.

           "Hazardous Substance" means any "hazardous waste" as defined in either the Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any "hazardous substances" or "pollutant" or "contaminant" as defined in the Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any petroleum or fractions thereof and any materials subject to regulation under Environmental Laws.

           "Indebtedness" means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, whether secured or unsecured, (b) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (c) all capitalized lease obligations of such Person, (d) all obligations of such Person under interest rate or currency hedging transactions (valued at the termination value thereof), and (e) all guarantees of such Person of any such Indebtedness of any other Person.

           "IRS" means the United States Internal Revenue Service.

           "Juniper Indentures" means, collectively, the Indenture, dated as of October 23, 2003, between Juniper and Wilmington Trust Company, a banking corporation organized under the laws of the State of Delaware, and the Indenture, dated as of March 30, 2005, between Juniper and Wilmington Trust Company.

           "Liens" means, with respect to any asset (including any security), any mortgage, claim, lien, pledge, charge, security interest or encumbrance of any kind in respect to such asset.

           "Material Adverse Effect" means with respect to either Party, as applicable, an effect, event or change which has a material adverse effect on (x) the assets, results of operations, or financial condition of the Party and the Party's Subsidiaries on a consolidated basis taken as a whole, other than effects, events or changes arising out of or resulting from (a) changes in conditions in the U.S. economy or (b) changes in general legal, regulatory, political, economic or business conditions or changes in generally accepted accounting principles that, in each case, generally affect industries in which the Party and the Party's Subsidiaries conduct business, unless, in each case, such effect, event or change has a substantially disproportionate impact on the Party and its Subsidiaries, or (y) on the ability of the Party to perform its obligations hereunder, or that would prevent or delay the consummation of the transactions contemplated hereby. In determining whether there has been a Material Adverse Effect, any event, circumstance, change or effect shall be considered both individually and together with all other events, circumstances, changes or effects and any event, circumstance, change or effect that reasonably would be expected to result in a Material Adverse Effect (individually or together with one or more other events, circumstances, changes or effects) shall be considered a Material Adverse Effect.

           "Material Contracts" means with respect to any Person: (a) each contract, agreement or understanding of such Person or its Subsidiaries in the last fiscal year where such contract, agreement or understanding involves more than 5% of such Person's consolidated annual revenues, other than any such contract, agreement or understanding that by its terms is terminable within 30 days (without termination fee or penalty) of the date of this Agreement; (b) all acquisition, merger, asset purchase or sale agreements entered into by such Person or its Subsidiaries in the last two fiscal years with a transaction value in excess of 5% of such Person's consolidated annual revenues; (c) all employment agreements to which such Person is a party; and (d) any other agreements within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations.

           "NASDAQ" means the Nasdaq Global Stock Market or the Nasdaq Global Select Stock Market.

           "Party" means, in Article IV (but excluding Section 4.13), Section 8.5 and Sections 9.2 through 9.6 of this Agreement, each of the Company and MergerCo, jointly and severally, on the one hand, and Juniper, on the other hand, and in any other Article of this Agreement (including Section 4.13), each of the Company, on the one hand, and Juniper, on the other hand. In either case, the other party to this Agreement is referred to as the "Other Party."

           "Permitted Liens" means (i) Liens for Taxes not yet delinquent and Liens for Taxes being contested in good faith and for which there are adequate reserves on the financial statements of the Party (if such reserves are required pursuant to GAAP); (ii) inchoate mechanics' and materialmen's Liens for construction in progress or arising in the ordinary course of business of the Party or any of its Subsidiaries; (iii) zoning restrictions, survey exceptions, utility easements, rights of way and similar Liens that are imposed or promulgated by any Governmental Entity having jurisdiction thereon or by Law or otherwise are typical for the applicable Property type and locality that do not materially adversely affect the value or marketability of a Property; (iv) any title exception, easement agreements and all other matters disclosed in any Title Insurance Policy provided or made available to representatives of the Special Committee of the Other Party, (v) Liens and obligations arising under the Party's Material Contracts (including but not limited to any Lien securing mortgage debt disclosed in Section 4.22(b) of the Party's Disclosure Schedule), (vi) the Party's Leases and (vii) any other Lien or exception to title that does not interfere materially with the current use of such property (assuming its continued use in the manner in which it is currently used) or materially adversely affect the value or marketability of a Property.

           "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

           "Proxy Statement" means the joint proxy statement/prospectus to be sent to the stockholders of the Company and Juniper in connection with the Stockholders Meetings.

           "Registration Statement" means the registration statement on Form S-4, including any amendments or supplements, pursuant to which the shares of Company Common Stock to be issued in connection with the Merger will be registered under the Securities Act.

           "REIT" means a real estate investment trust within the meaning of the Code.

           "SEC" means the U.S. Securities and Exchange Commission.

           "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

           "Special Committee" means, with respect to any Party, the Special Committee of that Party's Board formed for the purpose of negotiating, approving or recommending the transactions contemplated by this Agreement.

           "Stock" of a Party means the Common Stock of the Party and equity securities of that Party of any other class or series.

           "Stock Options" of a Party means qualified or nonqualified options to purchase equity securities of such Party, whether or not issued pursuant to a Stock Option Plan.

           "Stock Option Plan" of a Party means any plan pursuant to which such Party may issue Stock Options or make any other equity-based compensatory awards.

           "Subsidiary" means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by the Company or Juniper, as the case may be.

           "Warrant" of a Party means an outstanding warrant to purchase shares of the Party's Stock of any class or series.

           "Warrant Agreement" means an agreement evidencing a Warrant.

          The following terms are defined elsewhere in this Agreement, as indicated below:

"Agreement"
"Assets"
"Break-up Fee"
"Certificate"
"Claim"
"Closing Date"
"Closing"
"Company Common Stock"
"Company"
"Debt Instruments"
"Disclosure Schedule"
"Drop Dead Date"
"Effective Time"
"Employee Programs"
"Environmental Permits"
"Exchange Agent"
"Exchange Fund"
"Exchange Ratio"
"Excluded Shares"
"Expenses"
"Final Juniper Dividend"
"Financial Advisor"
"Governmental Entity"
"Ground Leases"
"Indemnified Parties"
"Initial REIT Year"
"Initial Tax Year"
"Intellectual Property"
"Joint Venture Party"
"Juniper Common Stock"
"Juniper"
"Laws"
"Leases"
"Merger Consideration"
"Merger"
"MergerCo"
"MGCL"
"NJBCA"
"Permits"
"Permitted Purpose"
"Property"
"Qualifying Income"
"Recommendation"
"SEC Reports"
"Secretary"
"Securities Laws"
"SOX"
"Stock Certificate"
"Stockholder Approval"
"Stockholders Meeting"
"Surviving Company"
"Tax Returns"
"Tax"
"Third Party"	Preamble
Section 4.15
Section 8.2(b)
Section 2.3
Section 6.6(b)
Section 2.4
Section 2.4
Section 3.1(c)
Preamble
Section 4.22(b)
Article IV
Section 8.1(b)(ii)
Section 2.3
Section 4.17(a)
Section 4.16(a)
Section 3.2(a)
Section 3.2(a)
Section 3.1(c)
Section 3.1(b)
Section 8.3(b)
Section 2.6
Section 4.19
Section 4.7
Section 4.14(f)
Section 6.6(a)
Section 4.13(i)
Section 4.13(a)
Section 4.26
Section 4.14(i)
Section 2.6
Preamble
Section 4.7
Section 4.14(e)
Section 3.1(c)
Recitals
Preamble
Recitals
Recitals
Section 4.10
Section 6.2(b)
Section 4.14(a)
Section 8.4(a)
Section 6.3(b)
Section 4.9(a)
Section 2.3
Section 4.9(a)
Section 4.9(a)
Section 3.1(c)
Section 4.21
Section 6.3(a)
Section 2.1
Section 4.13(b)
Section 4.13(b)
Section 4.14(g)

ARTICLE II     THE MERGER

           2.1.     The Merger.

           Subject to the terms and conditions of this Agreement, at the Effective Time, Juniper and MergerCo shall consummate the Merger, pursuant to which (a) MergerCo shall be merged with and into Juniper and the separate corporate existence of MergerCo shall thereupon cease and (b) Juniper shall be the surviving corporation in the Merger (the "Surviving Company") and shall thereafter be a wholly owned subsidiary of the Company. From and after the Effective Time, the Surviving Company shall succeed to and assume all the rights and obligations of Juniper. The Merger shall have the effects specified in the NJBCA.

           2.2.     Certificate of Incorporation and Bylaws.

          The name of the Surviving Company shall be Monmouth Capital Corporation. At the Effective Time, the certificate of incorporation and Bylaws of the Surviving Company shall be amended and restated in the forms set forth as Exhibit A and Exhibit B hereto, until thereafter amended.

           2.3.     Effective Time.

           Subject to the provisions of this Agreement, prior to the Closing, the Company, MergerCo and Juniper shall prepare, and on the Closing Date, the Company shall cause to be filed with the Secretary of State of the State of New Jersey (the "Secretary"), a certificate of merger (the "Certificate") in such form as is required by, and executed in accordance with, the relevant provisions of the NJBCA and shall make all other filings or recordings required under applicable Laws. The Merger shall become effective at (a) such time as the Certificate has been accepted for record by the Secretary or (b) such other time as is agreed upon by the Company and Juniper and specified in the Certificate. Such time is hereinafter referred to as the "Effective Time."

           2.4.      Closing.

          The closing of the Merger (the "Closing") shall occur as promptly as practicable (but in no event later than the second Business Day) after all of the conditions set forth in Article VII (other than conditions that by their terms are required to be satisfied or waived at the Closing, but subject to such conditions) shall have been satisfied or, to the extent permitted by applicable law, waived by the Party entitled to the benefit of the same (unless extended by the mutual agreement of the Parties), provided that the Closing shall not be later than November 15, 2007, and, subject to the foregoing, shall take place at 10:00 a.m., local time, on such date (the "Closing Date") at the offices of Venable LLP, Two Hopkins Plaza, Suite 1800, Baltimore, Maryland 21201, or at such other time or place as mutually agreed to by the Parties.

           2.5.     Directors and Officers of the Surviving Company; Composition of the Company Board.

           Prior to the Closing, the Company and Juniper will take all actions necessary to cause the persons named on Exhibit C hereto to be the directors and officers of the Company and the Surviving Company from and after the Effective Time, each to hold office in accordance with the charter or certificate of incorporation and bylaws of the Company and the Surviving Company, as applicable.

           2.6.     Provisions Relating to Record Dates for Final Dividends.

           Notwithstanding anything to the contrary in this Agreement, and to the extent necessary for Juniper to satisfy the requirements of Code Section 857(a)(1) for the taxable year of Juniper ending at the Effective Time and, if applicable, the preceding taxable year (and to allow Juniper to distribute 100% of its "real estate investment trust taxable income" (as such term is used in Code Section 857(a) and taking into account any dividends previously paid during the tax year that would be expected to give rise to a dividends-paid deduction for such tax year, but before reduction for the dividend contemplated by this Section 2.6) in order to avoid the payment of any Tax with respect to undistributed income or gain), Juniper shall declare a dividend (the "Final Juniper Dividend") to holders of Juniper's common stock, par value $1.00 per share (the "Juniper Common Stock"), the record date for which shall precede the Effective Time, in an amount equal to the minimum dividend sufficient to permit Juniper to satisfy such requirements. Any dividends payable hereunder to holders of shares of Juniper Common Stock shall be paid prior to the Closing Date.

           2.7.     Further Assurances.

          If at any time after the Effective Time, the Surviving Company shall consider or be advised that any bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Juniper or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of Juniper, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of Juniper, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of Juniper and otherwise to carry out the purposes of this Agreement.

ARTICLE III     MERGER CONSIDERATION; CONVERSION OF STOCK

           3.1.     Conversion of Juniper Stock.

          At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

                (a)      Stock of MergerCo. Each share of common stock of MergerCo, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be automatically converted into one share of Juniper Common Stock.

                (b)     Cancellation of Company-Owned and MergerCo-Owned Juniper Common Stock. Each issued and outstanding common share of Juniper Common Stock that is owned by the Company, MergerCo or any Subsidiary of the Company immediately prior to the Effective Time (collectively, the "Excluded Shares") shall automatically be canceled and retired and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

                (c)     Exchange of Juniper Common Stock for Company Common Stock. Subject to Section 3.2, each share of Juniper Common Stock, other than the Excluded Shares, issued and outstanding immediately prior to the Effective Time shall be automatically converted into and exchanged for the right to receive 0.655 (the "Exchange Ratio") shares (the "Merger Consideration") of common stock of the Company, par value $0.01 per share (the "Company Common Stock"), in accordance with this Agreement, and each such share shall automatically be cancelled and retired and shall cease to exist and, from and after the Effective Time, shall no longer be outstanding, and each holder of a certificate representing any such shares of Juniper Common Stock (a "Stock Certificate") shall cease to have any rights with respect to such shares, except, in all cases, the right to receive the Merger Consideration upon surrender of such Stock Certificate in accordance with Section 3.2. The right of any holder of any share of Juniper Common Stock to receive the Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax law.

                (d)     Conversion of Juniper Stock Options. From and after the Effective Time, each outstanding Juniper Stock Option will be exercisable for a number of shares of Company Common Stock equal to the number of shares of Juniper Common Stock subject to such Juniper Stock Option immediately before the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole share), for an exercise price per share of Company Common Stock equal to the exercise price of such Juniper Stock Option immediately before the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent). At or before the Effective Time, the Company Board will have adopted a resolution providing for the reservation of sufficient shares of Company Common Stock for issuance upon the exercise of such Juniper Stock Options. Notwithstanding the foregoing, to the extent a Juniper Stock Option is unvested and unexercisable as of the Effective Time, such Juniper Stock Option shall remain subject to the same vesting and exercise terms and conditions immediately after the Effective Time as in effect immediately prior to the Effective Time. For the avoidance of doubt, no Juniper Stock Option that is unvested and unexercisable as of the Effective Time shall become vested and exercisable solely by reason of the Merger.

                (e)     Effect on Outstanding Juniper Convertible Debentures. From and after the Effective Time, provided that the provisions of Section 701 of the respective Juniper Indenture have been complied with, Juniper's outstanding 8% Convertible Subordinated Debentures due 2013 and 8% Convertible Subordinated Debentures due 2015 will remain outstanding obligations of the Surviving Company and will become convertible into shares of Company Common Stock in accordance with the terms thereof.

                (f)     Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any reclassification, combination, subdivision, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into shares of Juniper Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Juniper Common Stock or Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

           3.2.     Exchange of Certificates.

                (a)     Exchange Agent. Prior to mailing the Proxy Statement (as hereinafter defined), the Company shall appoint a bank or trust company reasonably satisfactory to Juniper to act as Exchange Agent (the "Exchange Agent") for the Merger Consideration. By 10:00 a.m., eastern time, on the Closing Date, the Company shall deliver to the Exchange Agent certificates evidencing the shares of Company Common Stock sufficient to deliver the aggregate Merger Consideration and the amount of cash sufficient to pay any cash payable in lieu of fractional shares (the "Exchange Fund"). The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Company Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Company Common Stock for the account of the Persons entitled thereto.

                (b)     Stock Transfer Books. At the Effective Time, the common stock transfer books of Juniper shall be closed and thereafter there shall be no further registration of transfers of shares of Juniper Common Stock on the records of Juniper. From and after the Effective Time, the holders of Stock Certificates representing ownership of shares of Juniper Common Stock outstanding immediately prior to the Effective Time shall cease to have rights with respect to such shares of Juniper Common Stock, except as otherwise provided for herein. On or after the Effective Time, any Stock Certificates presented to the Exchange Agent or the Company for any reason shall be converted into the applicable Merger Consideration with respect to the shares of Juniper Common Stock formerly represented thereby.

                (c)     Exchange Procedures. As soon as possible after the Effective Time (but in any event within three Business Days), the Company and the Surviving Company shall cause the Exchange Agent to mail to each holder of record of each Stock Certificate that immediately prior to the Effective Time evidenced outstanding shares of Juniper Common Stock whose shares were converted into the right to receive Merger Consideration pursuant to Section 3.1: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Stock Certificate shall pass to the Exchange Agent, only upon delivery of the Stock Certificate to the Exchange Agent, and which letter shall be in such form and have such other provisions as the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Stock Certificate in exchange for the Merger Consideration to which the holder thereof is entitled. Upon surrender of a Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents reasonably satisfactory to Juniper as may be appointed by the Company, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Stock Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of the shares of Juniper Common Stock previously represented by such Stock Certificate pursuant to the provisions of this Article III, and the Stock Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of one or more shares of Juniper Common Stock that are not registered in the stock transfer records of Juniper, payment may be made to a person other than the person in whose name the Stock Certificate so surrendered is registered, if such Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Stock Certificate or establish to the satisfaction of the Company that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.2, each Stock Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Section 3.2.

                (d)     No Further Ownership Rights in shares of Juniper Common Stock Exchanged for Merger Consideration. The Merger Consideration paid upon the surrender for exchange of Stock Certificates representing shares of Juniper Common Stock in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Juniper Common Stock exchanged for Merger Consideration theretofore represented by such Stock Certificates.

                (e)     No Liability. None of the Company, MergerCo, the Surviving Company, Juniper or the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

                (f)     No Fractional Shares. No certificate or scrip representing fractional shares of Juniper Common Stock shall be issued upon the surrender for exchange of Stock Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Company. Notwithstanding any other provision of this Agreement, each holder of a share of Juniper Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Company Common Stock (after taking into account all Stock Certificates delivered by such holder) shall promptly receive, in lieu thereof, cash (rounding up to the nearest whole cent and without interest) in an amount equal to such fractional part of one share of Company Common Stock multiplied by the average closing price of the Company Common Stock on the NASDAQ during the ten trading-day period ended two trading days before the Closing Date.

                (g)     Lost Certificates. If any Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Stock Certificate to be lost, stolen or destroyed and the posting of a bond to the reasonable satisfaction of the Company and the Exchange Agent, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Stock Certificate the Merger Consideration payable in respect thereof, pursuant to this Agreement.

                (h)     Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Company Common Stock constituting all or a portion of the Merger Consideration with a record date after the Effective Time and on or before the date of surrender of such Stock Certificates shall be paid to the holder of any unsurrendered Stock Certificate representing shares of Juniper Common Stock until such Stock Certificates are surrendered as provided in this Section 3.2. Subject to the effect of applicable laws, following such surrender, there shall be paid, without interest, to the record holder of the shares of Company Common Stock that form a part of the Merger Consideration issued in respect of such Stock Certificates, (i) at the time of such surrender, the amount of such dividends or other distributions payable on or before the date of such surrender with respect to such shares of Company Common Stock and not previously paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of such dividends or other distributions with a payment date after the date of surrender payable with respect to such shares of Company Common Stock, less the amount of any withholding taxes which may be required thereon.

                (i)     Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Stock Certificates for twelve (12) months after the Effective Time shall be delivered to the Company, and any holders of shares of Juniper Common Stock before the Effective Time who have not theretofore complied with this Article III shall thereafter look only to the Company and only as general creditors thereof for payment of the Merger Consideration.

                (j)     Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by the Company, on a daily basis. Any interest and other income resulting from such investments shall be paid to the Company. To the extent that there are losses with respect to such investments, the Company shall promptly replace or restore the portion of the Exchange Fund lost through investments.

           3.3.     Withholding Rights.

          The Surviving Company or the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Juniper Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, or any Tax law. To the extent that amounts are so withheld by the Surviving Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Juniper Common Stock in respect of which such deduction and withholding was made by the Surviving Company or the Exchange Agent.

ARTICLE IV     REPRESENTATIONS AND WARRANTIES

           Concurrently with the execution of this Agreement, each Party has delivered to the Other Party a disclosure schedule with numbered sections corresponding to the relevant sections in this Agreement (as applicable to each Party, such Party's "Disclosure Schedule"). Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any Section of the Party's Disclosure Schedule with respect to a particular representation or warranty contained in this Article IV shall be deemed to be listed or fully disclosed with respect to all other sections or subsections of the Party's Disclosure Schedule as, and to the extent that, it is reasonably clear that such item applies to such other section or subsection. Subject to the exceptions and qualifications set forth in each Party's Disclosure Schedule, each Party represents and warrants to the Other Party as follows:

           4.1.     Definition of a Party's Knowledge.

          As used in this Agreement, the phrase "to the knowledge of the Party" or any similar phrase means the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 4.1 of the Party's Disclosure Schedule.

           4.2.     Existence; Good Standing; Authority; Compliance with Law.

                (a)     The Party is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Party is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on such Party. The Party has all requisite corporate power and authority to own, operate, lease and encumber its assets and carry on its business as now conducted.

                (b)     The name and jurisdiction of incorporation or organization of each Subsidiary of the Party is listed in Section 4.2(b) of the Party's Disclosure Schedule and each such Subsidiary is a corporation, limited partnership, limited liability company or trust, duly formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Subsidiary of the Party is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Party. Each Subsidiary of the Party has all requisite corporate or other power and authority to own, operate, lease and encumber its assets and carry on its business as now conducted. The predecessors of the Party are listed in Section 4.2(b) of the Party's Disclosure Schedule.

                (c)     Neither the Party nor any of its Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which the Party or any of its Subsidiaries or any of their respective properties or assets is subject, where such violation, alone or together with all other violations, would reasonably be expected to have a Material Adverse Effect on the Party. The Party and its Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their businesses as now conducted, except where the failure to obtain any such license, permit or authorization or to take any such action, alone or together with all other such failures, would not reasonably be expected to have a Material Adverse Effect on the Party.

                (d)     The Party has previously provided or made available to representatives of the Other Party's Special Committee true and complete copies of the articles or certificate of incorporation and bylaws and the other charter documents, bylaws, organizational documents and partnership, limited liability company, trust agreements and joint venture agreements (and in each such case, all amendments thereto) of the Party and each of its Subsidiaries as in effect on the date of this Agreement.

           4.3.     Authorization, Takeover Laws, Validity and Effect of Agreements.

          The Party has all requisite corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby and perform its obligations hereunder. Subject only to obtaining the Stockholder Approvals, the execution, delivery and performance by the Party of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on behalf of the Party. In connection with the foregoing, the Party and its Board of Directors has taken such actions and votes as are necessary on its part to render the provisions of any "fair price," "moratorium," "control share acquisition" or any other anti-takeover statute or similar federal or state statute inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement. This Agreement, assuming due and valid authorization, execution and delivery hereof by the Other Party, constitutes a valid and legally binding obligation of the Party, enforceable against the Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general principles of equity.

           4.4.     Capitalization.

                (a)     The number of authorized, issued and outstanding shares of Stock of the Party of each class and series is listed in Section 4.4(a) of the Party's Disclosure Schedule. Section 4.4(a) of the Party's Disclosure Schedule lists, as of February 28, 2007, (i) the number of shares, and the class and series of such shares, of stock of the Party reserved for issuance, and the purpose for which such shares are reserved, (ii) each Stock Option Plan of the Party, and each Stock Option of the Party outstanding under each such Plan, including the name of the Person to whom such Stock Option has been granted, the class, series and number of shares of stock subject to each such Stock Option and the per share exercise price for each such Stock Option and (iii) any other outstanding securities of the Party or any of its Subsidiaries, any options, warrants, calls, subscriptions or convertible securities, or any other rights, agreements, commitments or contractual obligations, which obligate the Party or any of its Subsidiaries to issue, transfer, sell or repurchase, redeem or otherwise acquire any shares of stock, beneficial interest, member interest, partnership interest or any other securities of the Party or any of its Subsidiaries. As of the date of this Agreement, the Party has not issued any restricted stock awards, stock appreciation rights or other equity-based compensatory awards that may involve the future issuance of the Party's Stock, other than the Party's Stock Options. All of the outstanding shares of the Party's Stock are, and all shares thereof which may be issued prior to the Closing Date will be, when issued, duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.

                (b)      Section 4.4(b) of the Party's Disclosure Schedule lists all of the outstanding bonds, debentures, notes or other obligations of the Party and each of its Subsidiaries, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Party on any matter.

                (c)     There are no agreements or understandings to which the Party or any of its Subsidiaries is a party with respect to the voting of any shares of stock of the Party or which restrict the transfer of any such shares, nor does the Party have knowledge of any third party agreements or understandings with respect to the voting of any such shares or which restrict the transfer of any such shares.

                (d)     Except as set forth in Section 4.4(d) of the Party's Disclosure Schedule, neither the Party nor any of its Subsidiaries is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of their securities under the Securities Act.

           4.5.     Subsidiaries.

           Except as set forth in Section 4.5 of the Party's Disclosure Schedule, all of the issued and outstanding shares or other equity interests of each of the Party's Subsidiaries are (a) owned directly or indirectly by the Party free and clear of all Liens and (b) free of all other restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) other than those set forth in the organizational documents and those imposed by applicable Securities Laws.

           4.6.     Other Interests.

           Except for the interests in the Party's Subsidiaries and except as set forth in Section 4.15 of the Party's Disclosure Schedule, neither the Party nor any of its Subsidiaries owns directly or indirectly any interest or investment (whether equity or debt) in any Person.

           4.7.     Consents and Approvals; No Violations.

           Except as set forth in Section 4.7 of the Party's Disclosure Schedule, assuming that the Stockholder Approvals have been obtained and except (a) for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or state "blue sky" laws, NASDAQ requirements and any antitrust laws and (b) for filing of the Certificate, none of the execution, delivery or performance of this Agreement by the Party, the consummation by the Party of the transactions contemplated hereby or compliance by the Party with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Party or any of its Subsidiaries, (ii) require any filing by the Party with, notice to, or permit, authorization, consent or approval of, any state or federal government or governmental authority or by any United States or state court of competent jurisdiction (a "Governmental Entity"), (iii) result in a violation or breach by the Party of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration or any loss of benefit) under, any of the terms, conditions or provisions of any Material Contract to which the Party or any of its Subsidiaries is a party or by which it or any of its Properties or Assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation (collectively, "Laws") applicable to the Party or any of its Subsidiaries or any of their respective properties or assets; excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Party of its material obligations under this Agreement or (C) reasonably be expected to have a Material Adverse Effect on the Party.

           4.8.     No Restraints.

           Neither the Party nor any of its Subsidiaries is or will be subject to any outstanding judgment, order, restraining order, and/or injunction (temporary or otherwise), decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity or other legal restraint or prohibition, or is party to any written agreement, consent agreement or memorandum of understanding that materially restricts the conduct of its business or that relates to policies, affairs, managements or its business, except any such judgments, orders, injunctions, decrees, statutes, laws, ordinances, rules, regulations or restrictions that would not have a Material Adverse Effect on the Party.

           4.9.     SEC Reports; Financial Statements.

           Except as set forth in Section 4.9 of the Party's Disclosure Schedule:

                (a)     The Party has timely filed (and, from the date hereof until the Closing Date, will timely file) all required forms, reports and registration statements (and any and all certificates required pursuant to the Sarbanes-Oxley Act of 2002 ("SOX"), as applicable) with the SEC since the first day of the Party's fiscal year ended in 2004 (collectively, the Party's "SEC Reports"), all of which were (and will be) prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder (the "Securities Laws"). At the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), the Party's SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                (b)     Each of the consolidated balance sheets of the Party included in or incorporated by reference into the Party's SEC Reports (including the related notes and schedules) complied as to form, as of their report filing dates, in all material respects with the Securities Laws and fairly presents in all material respects the consolidated financial position of the Party and its Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Party included in or incorporated by reference into the Party's SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Party and its Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect. To the knowledge of the Party, there are no outstanding and unresolved comments from the SEC with respect to any of the Party's SEC Reports. There are no liabilities of the Party or any of its Subsidiaries of any kind whatsoever, known or unknown, whether or not accrued and whether or not contingent or absolute, other than (i) liabilities disclosed in the Party's consolidated balance sheet as of the last day of the most recently completed fiscal year of the Party included in the Party's Annual Report on Form 10-K for the fiscal year ended on such date and (ii) liabilities incurred in the ordinary course of business consistent with past practice since such date, none of which are reasonably expected to result in a Material Adverse Effect on the Party.

                (c)     The Party is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or the rules of the SEC, since the enactment of SOX, neither the Party nor any of its Subsidiaries has made or arranged any loan or other extension of credit to any executive officer or director of the Party and there are no outstanding loans or other extensions of credit to any executive officers or directors of the Party or any of its Subsidiaries.

                (d)     No Subsidiary of the Party is required to make any filing with the SEC.

                (e)     The Party has established and maintains a system of "disclosure controls and procedures" and "internal control over financial reporting" (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Party's assets. As of the last day of the most recently completed fiscal year of the Party, (x) there were no "material weaknesses" (as defined by the Public Company Accounting Oversight Board) and (y) there was no series of multiple "significant deficiencies" (as defined by the Public Company Accounting Oversight Board) that was reasonably likely to collectively represent a "material weakness" in the design or operation of the Party's internal controls. Since the last day of the most recently completed fiscal year of the Party, neither the Party nor any of its Subsidiaries nor, to the Party's knowledge, the Party's independent auditors, have identified or been made aware of (A) any material weakness in the system of internal controls utilized by the Party and its Subsidiaries, (B) any fraud, whether or not material, that involves the Party's management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Party and its Subsidiaries or (C) any material claim or allegation regarding any of the foregoing.

                (f)     The "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by the Party are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Party in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information required to be disclosed is accumulated and communicated to the Party's management as appropriate to allow timely decisions regarding required disclosure and to enable the Principal Executive Officer and Principal Financial Officer of the Party to make the certifications required under the Exchange Act with respect to such reports.

                (g)     Since the first day of the Party's fiscal year ended in 2004, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from the Party's employees regarding questionable accounting or auditing matters, have been received by the Party. No attorney representing the Party or any of its Subsidiaries, whether or not employed by the Party or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Party or any of its officers, directors, employees or agents to the Party's chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of SOX or any Company policy contemplating such reporting, including in instances not required by those rules.

                (h)     The Party has provided to representatives of the Special Committee of the Other Party's Board of Directors true and complete copies of all management letters received from its independent auditors since the first day of the Party's fiscal year ended in 2004, and if no such management letters have been received, the Party has provided copies of all correspondence from its independent auditors during such period relating to subject matter of the same type as would be included in a management letter.

                (i)     The date of each Stock Option of the Party that is reflected in the Party's books and records is the actual date of grant thereof, as determined under GAAP. All of the Party's Stock Options were granted with an exercise price at least equal to the fair market value of the Party's Common Stock on the actual date of grant of such Stock Option and no Stock Option of the Party has been amended to reduce the exercise price from that in effect on the actual date of grant, except pursuant to non-discretionary antidilution provisions governing such Stock Option. The financial statements of the Party included in the Party's SEC Reports fairly reflect in all material respects amounts required to be shown as expense in connection with the grant and/or amendment of any of the Party's Stock Options.

           4.10.     Litigation.

           Except as set forth in Section 4.10 of the Party's Disclosure Schedule, no suit, claim, action, proceeding or investigation is pending nor, to the knowledge of the Party, threatened against the Party or any of its Subsidiaries, nor is there any outstanding order, writ, judgment, injunction or decree of any Governmental Entity or other person against the Party or any of its Subsidiaries.

           4.11.     Permits

          The Party and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (such Party's "Permits"), except for failures to hold Permits that would not have a Material Adverse Effect on the Party. The Party and its Subsidiaries are in compliance with the terms of its Permits, except where the failure so to comply would not have a Material Adverse Effect on the Party. The businesses of the Party and its Subsidiaries have not been and are not being conducted in violation of any law except for violations that would not have a Material Adverse Effect on the Party. No investigation or review by any Governmental Entity with respect to the Party or any of its Subsidiaries is pending or, to the knowledge of the Party, threatened, nor has any Governmental Entity indicated an intention to conduct any such investigation or review, other than, in each case, where the outcome would not have a Material Adverse Effect on the Party.

           4.12.     Absence of Certain Changes.

           Except as disclosed in the Party's SEC Reports, (i) from the beginning of the Party's fiscal year ended in 2006 through the date hereof, there has not been, and no event has occurred or failed to occur that, with the passage of time, will cause, a Material Adverse Effect on the Party and (ii) the Party and its Subsidiaries have conducted their businesses only in the ordinary course of business and there has not been any action contemplated by Section 5.1.

           4.13.     Taxes.

           Except as otherwise provided in Section 4.13 of the Party's Disclosure Schedule:

                (a)     Beginning with their taxable year ended in 2000 or, if later, their first taxable year (the Party's or Subsidiary's "Initial Tax Year"), and each taxable year thereafter, each of the Party and its Subsidiaries (i) has timely filed all Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so), and all such Tax Returns and reports are true, accurate and complete in all material respects, and (ii) has paid (or the Party has paid on its behalf) within the time and manner prescribed by law, all Taxes other than, in each case, where the failure to file such Tax Returns or pay such Taxes, as applicable, would not have a Material Adverse Effect on the Party. True, correct and complete copies of all Tax Returns of the Party and its Subsidiaries and all written communications with any taxing authority relating to such Tax Returns requested by the representatives of the Other Party's Special Committee have been delivered or made available to such representatives. Section 4.13 of the Party's Disclosure Schedule lists all federal and state income Tax Returns filed with respect to the Party and its Subsidiaries beginning with the Party's or Subsidiary's Initial Tax Year that have been audited, and indicates those Tax Returns, if any, that currently are the subject of audit. No unpaid deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Party or any of its Subsidiaries, including claims by any taxing authority in a jurisdiction where neither the Party nor any of its Subsidiaries files Tax Returns that the Party or any of its Subsidiaries is, or may be, subject to taxation by that jurisdiction, and no requests for waivers of any statute of limitations in respect of Taxes have been made and no extensions of the time to assess or collect any such Tax are pending and no such waiver remains in effect. Neither the Party nor any of its Subsidiaries is a party to or the subject of any audit, examination, action or proceedings by any taxing authority for assessment or collection of any Tax, to the knowledge of the Party no audit, examination, action or proceeding in respect of Taxes involving the Party or any of its Subsidiaries is being considered by any taxing authority, and no claim for assessment or collection of any Tax has been assessed against the Party or any of its Subsidiaries.

                (b)     For the purpose of this Agreement, (i) the term "Tax" or "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, windfall profits, environmental (including taxes under Code Section 59A), franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, rollback, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not or additional amount imposed by any governmental authority or any obligation to pay Taxes imposed on any entity for which the Party is liable as a result of any indemnification provision or other contractual obligation and (ii) the term "Tax Return" shall mean any return, declaration, report, claim for refund, or information return, or similar statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                (c)     The Party and each of its Subsidiaries have withheld and paid within the time and manner prescribed by law all Taxes required to have been withheld and/or paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, or other third party.

                (d)     The Party has no class of stock outstanding that is not regularly traded on an established securities market under Code Section 1445(b)(6).

                (e)     Neither the Party nor any of its Subsidiaries (i) has requested, received or is subject to any written ruling of a taxing authority related to Taxes or has entered into any written and legally binding agreement with a taxing authority relating to Taxes or (ii) has engaged in any reportable or listed transactions, as defined in Code Section 6011 and applicable U.S. Treasury Regulations, or in any transaction of which it has made (or was required to make) disclosure to any taxing authority to avoid the imposition of any penalties.

                (f)     Neither the Party nor any of its Subsidiaries (i) is a party to or is otherwise subject to any Tax allocation or sharing agreement or (ii) has any liability for the Taxes of another person under law, as a transferee or successor, by contract or otherwise.

                (g)     Neither the Party nor any of its Subsidiaries has made any payments, are obligated to make any payments, or are parties to an agreement that could obligate them to make any payments that will not be deductible under Code Sections 162(m) or 280G.

                (h)     The Party has incurred no liability for any Taxes under Code Sections 1374, 857(b), 860(c) or 4981, IRS Notice 88-19, Treasury Regulation Section 1.337(d)-5, or Treasury Regulation Section 1.337(d)-6 (or any provision of similar effect) including, without limitation, any Tax arising from a prohibited transaction described in Code Section 857(b)(6). Neither the Party nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business. No event has occurred, and no condition or circumstance exists (including the current holding by the Party or any of its Subsidiaries of any asset the disposition of which would be subject to the preceding provisions) which presents a risk that any material Tax described in the preceding two sentences will be imposed on the Party or any of its Subsidiaries.

                (i)     The Party (i) for each of its taxable years commencing (with respect to such Party, its "Initial REIT Year"), with respect to Juniper, its taxable year ended on December 31, 2001, and with respect to the Company, its taxable year ended in 2004, has been subject to taxation as a REIT within the meaning of Code Section 856 and has satisfied all requirements to qualify as a REIT for such years (ii) has operated since the beginning of the Party's Initial REIT Year to the date hereof, and will continue to operate, in such a manner as to permit it to continue to qualify as a REIT through the Effective Time, and (iii) has not taken (or omitted to take) any action that could reasonably be expected to result in a challenge to its qualification as a REIT and no challenge to the Party's qualification as a REIT is pending or to the Party's knowledge is or has been threatened. Each direct or indirect Subsidiary of the Party which is a partnership, joint venture or limited liability company has since its acquisition by the Party, (A) been classified and treated for federal income tax purposes as a partnership or disregarded entity and not as a corporation or a "publicly traded partnership" within the meaning of Code Section 7704(b) that is treated as a corporation under Code Section 7704(a), and (B) not owned any assets (including, without limitation, securities) that would cause the Party to violate Code Section 856(c)(4). Each Subsidiary of the Party which is a corporation, and each other issuer of securities in which the Party holds securities (within the meaning of Code Section 856(c) but excluding securities of issuers described in Code Section 856(m)) (x) having a value of more than 10 percent of the total value of the outstanding securities of such issuer or (y) possessing more than 10 percent of the total voting power of the outstanding securities of such issuer, has since its acquisition by the Party been a REIT, a qualified REIT subsidiary of the Party under Code Section 856(i), or a taxable REIT subsidiary of the Party under Code Section 856(l). Section 4.13 of the Party's Disclosure Schedule lists all the Party's Subsidiaries which are (i) "taxable REIT subsidiaries" within in the meaning of Code Section 856(l) or (ii) "qualified REIT subsidiaries" within the meaning of Code Section 856(i).

                (j)     Neither the Party nor any of its Subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355. Neither the Party nor any of its Subsidiaries has disposed of any property in a transaction intended to qualify for tax deferred treatment under Code Sections 1031 or 1033.

                (k)     The Party does not have any earnings and profits attributable to it or any other corporation from any non-REIT year within the meaning of Code Section 857. To the Party's knowledge, it (A) is a "domestically controlled qualified investment entity" within the meaning of Code Section 897(h) and (B) is not nor has it been at any time a "United States real property holding corporation" as such term is defined in Code Section 897(c)(2).

                (l)     Neither the Party nor any of its Subsidiaries has taken any action or failed to take any action, or is aware of any circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Code Section 368(a)(1)(C).

           4.14.     Real Property.

                (a)      Section 4.14(a) of the Party's Disclosure Schedule lists all real property interests owned or leased by the Party and its Subsidiaries as of the date of this Agreement, including fee interests, tenant leasehold interests (whether a ground lease or space lease) and mortgage loans held as lender (all such real property interests, individually, the Party's "Property" and, collectively, the Party's "Properties"). As of the date hereof, the Party or its Subsidiaries own or, if so indicated in Section 4.14(a) of the Party's Disclosure Schedule, lease each of the Party's Properties, in each case, except as indicated in Section 4.14(a) of the Party's Disclosure Schedule, free and clear of any Liens, except for Permitted Liens as would not have or would reasonably be expected not to have, individually or in the aggregate, a Material Adverse Effect on the Party.

                (b)     The Party has no knowledge (i) that any certificate, permit or license from any Governmental Entity having jurisdiction over any of its Properties or any agreement, easement or other right that is necessary to permit the lawful use and operation of the buildings and improvements on any of its Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of its Properties is not in full force and effect or that any party thereto or thereunder is in violation, default or breach thereof , except for such failures to have in full force and effect that would not have a Material Adverse Effect on the Party or materially adversely affect the value or marketability of the subject Property, or of any pending written threat of modification or cancellation of any of same, that would have a Material Adverse Effect on the Party or materially adversely affect the value or marketability of the subject Property; or (ii) of any uncured violation of any Laws materially affecting any of the Party's Properties or operations.

                (c)      Section 4.14(c) of the Party's Disclosure Schedule sets forth a correct and complete list, as of the date hereof, of all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any real property valued at $500,000 or more.

                (d)     To the Party's knowledge, as of the date hereof, neither the Party nor any of its Subsidiaries has received any written notice to the effect that any condemnation or rezoning proceedings are pending with respect to any of the Party's Properties that would, individually or in the aggregate, have a Material Adverse Effect on the Party or materially adversely affect the value or marketability of the subject Property.

                (e)     The Party has previously made available to representatives of the Other Party's Special Committee copies of each lease or other right of occupancy that is in effect as of the date hereof and to which the Party or its applicable Subsidiary is a party as landlord with respect to each of the applicable Properties (except for discrepancies or omissions that would not, individually or in the aggregate, have a Material Adverse Effect on the Party) (such leases, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the Party's "Leases"), which copies are correct and complete in all material respects. Neither the Party nor any of its Subsidiaries has received written notice that it is in default under any of its Leases, except for violations or defaults that have been cured or that would not, individually or in the aggregate, have a Material Adverse Effect on the Party. No tenant under a Lease of the Party is in monetary or, to the knowledge of the Party, material non-monetary default under such Lease. All of the Leases are in full force and effect. There are no unfunded tenant allowances under any of the Leases in excess of $100,000 and the Party or its Subsidiaries have no obligation under any Leases to construct or perform any improvements or additions at its cost or expense (other than any obligations of the landlord under any Lease to perform repairs and/or replacements as may required by the Lease).

                (f)     The Party has previously made available to representatives of the Other Party's Special Committee copies of each ground lease pursuant to which the Party or any of its Subsidiaries is a lessee (the Party's "Ground Leases"), which copies are correct and complete in all material respects. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Party, to the knowledge of the Party, each of the Party's Ground Leases is in full force and effect and neither the Party nor any of its Subsidiaries has received a written notice that it is in default under any of its Ground Leases which remains uncured, nor does the Party have any knowledge of a default by any other party under a Ground Lease.

                (g)     Except as expressly contemplated by, or provided in, the Party's Leases, as of the date hereof, neither the Party nor any of its Subsidiaries has granted any unexpired option agreements or rights of first refusal with respect to the purchase of any Property of the Party or any portion thereof or any other unexpired rights in favor of any party other than the Party or any of its Subsidiaries (a "Third Party") to purchase or otherwise acquire a Property of the Party or any portion thereof or entered into any contract for sale, ground lease or letter of intent to sell or ground lease any Property of the Party of any portion thereof.

                (h)     The Party has provided or made available to representatives of the Other Party's Special Committee all agreements pursuant to which: (i) the Party or any of its Subsidiaries manages any real property for any Third Party, (ii) any Third Party manages any real property for the Party or any of its Subsidiaries and (iii) any Third Party has been hired or retained to list or offer any Property, or any portion thereof, for sale or lease, which agreements are correct and complete in all material respects and in full force and effect, and the Party has no knowledge of any default or breach by any party under any such agreement.

                (i)     Except as set forth on Section 4.14(i) of the Party's Disclosure Schedule, neither the Party nor any of its Subsidiaries has entered into any contract or agreement with any Third Party or any employee, consultant, Affiliate or other person (a "Joint Venture Party") that provides for a right of any such Joint Venture Party to participate, invest, join, partner, or have any interest in whatsoever (whether characterized as a contingent fee, profits interest, equity interest or otherwise) or have the right to any of the foregoing in any proposed or anticipated investment opportunity, joint venture, partnership or any other current or future transaction or property in which the Party or any of its Subsidiaries has or will have an interest, including but not limited to those transactions or properties identified, sourced, produced or developed by such Joint Venture Party.

           4.15.     Assets

           Section 4.15 of the Party's Disclosure Schedule sets forth a correct and complete list of all personal and non-real properties and assets of the Party and its Subsidiaries that are material to the Party or valued at $150,000 or more, including tangible and intangible property, but excluding any furniture and fixtures as well as the Party's Properties and any and all buildings, structures and other improvements and fixtures located on or under such Properties and all easements, rights and other appurtenances to such Properties (collectively, such Party's "Assets"), and all agreements for the pending acquisition, sale, option to sell, right of first refusal, right of first offer or any other contractual right to sell, dispose of, or lease (by merger, purchase or sale of assets or stock or otherwise) any personal and non-real property material to the Party or valued at $150,000 or more. Except as set forth in Section 4.15 of the Party's Disclosure Schedule, the Party and its Subsidiaries, as applicable, have good and sufficient title to all the material personal and non-real properties and assets reflected in their books and records as being owned by them, free and clear of all Liens, except for Permitted Liens and other matters that do not interfere materially with the current use of such property.

           4.16.     Environmental Matters.

           Except as set forth in the environmental reports previously provided or made available to representatives of the Other Party's Special Committee or in Section 4.16 of the Party's Disclosure Schedule, or as would not, individually or in the aggregate, have a Material Adverse Effect on the Party:

                (a)     to the knowledge of the Party, the Party and its Subsidiaries (i) are in compliance with all Environmental Laws, (ii) hold all permits, approvals, identification numbers, licenses and other authorizations required under any Environmental Law to own or operate their assets as currently owned and operated ("Environmental Permits") and (iii) are in compliance with their respective Environmental Permits;

                (b)     neither the Party nor any of its Subsidiaries has released, stored or transported, and to the knowledge of the Party, no other person has released, stored or transported, Hazardous Substances on or from any real property owned, leased or operated by the Party or its Subsidiaries, except in compliance with applicable Environmental Laws;

                (c)     neither the Party nor any of its Subsidiaries has received any written notice alleging that the Party or any of its Subsidiaries may be in violation of, or liable under, or a potentially responsible party pursuant to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 or any other Environmental Law relating to any currently owned property or any previously owned property that has not been resolved without further material liability to the Party, and to the knowledge of the Party, there is no basis for any such notice or claim; and

                (d)     neither the Party nor any of its Subsidiaries (i) has entered into or agreed to any consent decree or order or is a party to any judgment, decree or judicial order relating to compliance with Environmental Laws, their respective Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and, to the knowledge of the Party, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto or (ii) has assumed, by contract or operation of law, any liability under any Environmental Law or relating to any Hazardous Substances or is an indemnitor in connection with any threatened or asserted claim by any third party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

                (e)     Notwithstanding any other provision of this Agreement, this Section 4.16 sets forth the Party's sole and exclusive representations and warranties with respect to Hazardous Substances, Environmental Laws or other environmental matters.

           4.17.     Employee Benefit Plans.

                (a)      Section 4.17(a) of the Party's Disclosure Schedule sets forth a list of every material employee benefit plan, program, agreement and arrangement, including, but not limited to, such plans as are defined in ERISA Section 3(3) and all employment, severance, defined compensation, bonus, equity-based, incentive and other plan or arrangement (each, with respect to either Party, such Party's "Employee Program"), currently maintained or contributed to (or with respect to which the Party has any obligation to contribute) by the Party or any ERISA Affiliate of the Party. Each Employee Program of the Party that is intended to qualify under Code Section 401(a) has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder.

                (b)     With respect to each Employee Program of the Party, the Party has provided, or made available, to representatives of the Other Party's Special Committee (if applicable to such Employee Program): (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements); (ii) the most recent IRS determination letter or opinion with respect to such Employee Program under Code Section 401(a); (iii) the most recently filed IRS Forms 5500; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; and (v) any insurance policy related to such Employee Program.

                (c)     Except as set forth in Section 4.17(c) of the Party's Disclosure Schedule, the Party has not agreed or otherwise committed to, whether in writing or otherwise, to increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant.

                (d)     Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Party or as set forth in Section 4.17(d) of the Party's Disclosure Schedule, no Employee Program of the Party will by itself result in the payment of money or any other property or rights, or accelerate or provide any other rights or benefits, to any current or former employee of the Party or any Subsidiary of the Party (or other current or former service provider thereto) that would not have been required but for the transactions provided for herein.

                (e)     Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Party or as set forth in Section 4.17(e) of the Party's Disclosure Schedule, neither the Party nor any ERISA Affiliate of the Party maintains, contributes to or has any obligation to contribute to any nonqualified deferred compensation plan within the meaning of Section 409A of the Code, and neither Party nor any ERISA Affiliate of the Party has, since December 31, 2004, maintained, contributed to or had any obligation to contribute to, any nonqualified deferred compensation plan within the meaning of Section 409A of the Code.

                (f)     The Party represents and agrees that it is not (i) an "employee benefit plan" as defined in ERISA, (ii) a "plan" as defined in Section 4975 of the Code, (iii) another employee benefit plan subject to any federal, state, local or foreign law substantially similar to Section 406 of ERISA or Section 4975 of the Code or (iv) an entity assets of which include (or are deemed for purposes of ERISA or Section 4975 of the Code, or any such substantially similar law to include) assets of such an "employee benefit plan," "plan" or other employee benefit plan.

           4.18.     Labor and Employment Matters.

                (a)     Neither the Party nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Party or any of its Subsidiaries and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of the Party, threatened against the Party or any of its Subsidiaries relating to their business. To the Party's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Party or any of its Subsidiaries.

                (b)     There are no proceedings pending or, to the knowledge of the Party, threatened against the Party or any of its Subsidiaries in any forum by or on behalf of any present or former employee of the Party or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Party or any of its Subsidiaries in connection with the employment relationship.

           4.19.     No Brokers.

           Neither the Party nor any of its Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or consummation of the Merger, except that the Party or the Party's Special Committee has retained the firm identified in Section 4.19 of the Party's Disclosure Schedule (the Party's "Financial Advisor") as its financial advisor in connection with the Merger. The Party has furnished to representatives of the Other Party's Special Committee a true, complete and correct copy of all agreements between the Party or the Party's Special Committee and its Financial Advisor relating to the Merger, which agreements disclose all fees payable by the Party or any of its Subsidiaries to its Financial Advisor.

           4.20.     Opinion of Financial Advisor.

          The Party's Special Committee has received an opinion from the Party's Financial Advisor to the effect that, as of the date of this Agreement and subject to various assumptions and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to the holders of shares of common stock of such Party. A copy of such opinion shall be delivered to the Other Party promptly after the date hereof.

           4.21.     Vote Required.

          The vote of the holders of the Party's stock set forth in Section 4.21 of the Party's Disclosure Schedule (the Party's "Stockholder Approval") is the only vote of the holders of any class or series of stock or other security of the Party or any of its Subsidiaries necessary to approve or authorize the Party to enter into this Agreement or to consummate the Merger or any other transaction contemplated by this Agreement (including, without limitation, the amendment to the certificate of incorporation of the Surviving Company contemplated by Section 2.2).

           4.22.     Material Contracts.

                (a)      Section 4.22(a) of the Party's Disclosure Schedule sets forth a list of all Material Contracts to which the Party or any of its Subsidiaries is a party. The Party has furnished or made available to representatives of the Other Party's Special Committee a true, complete and correct copy of each Material Agreement. Except as set forth in Section 4.22(a) of the Party's Disclosure Schedule, to the Party's knowledge neither the Party nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Party.

                (b)      Section 4.22(b) of the Party's Disclosure Schedule sets forth (i) a list of all loan or credit agreements, notes, bonds, mortgages, indentures and other agreements and instruments pursuant to which the Party or any of its Subsidiaries has outstanding any material Indebtedness, other than Indebtedness payable to the Party or one of its Subsidiaries (the Party's "Debt Instruments") and (ii) the respective principal amounts outstanding thereunder on February 28, 2007. The Party has furnished or made available to representatives of the Other Party's Special Committee a true, complete and correct copy of each Debt Instrument. Except as set forth in Section 4.22(b) of the Party's Disclosure Schedule, to the Party's knowledge neither the Party nor any of its Subsidiaries is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under) any of the Party's Debt Instruments, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Party.

           4.23.     Insurance.

          The Party has provided to representatives of the Other Party's Special Committee true and complete copies of all material policies of insurance to which the Party or any of its Subsidiaries is a party. The Party maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Party (taking into account the cost and availability of such insurance). There is no claim by the Party or any of its Subsidiaries pending under any such policies which (a) has been denied or disputed by the insurer or (b) would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Party. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and no written notice of cancellation or termination has been received by the Party with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

           4.24.     Proxy Statement; Party Information.

           Except for information supplied by the Other Party for inclusion therein, the information relating to the Party and its Subsidiaries supplied by the Party for inclusion in the Proxy Statement and any other documents filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement will comply in all material respects with the requirements of the Securities Laws. The information relating to the Party and its Subsidiaries to be contained or incorporated by reference in the Proxy Statement or the Registration Statement or any other documents filed with the SEC in connection with the Merger and the other transactions contemplated by this Agreement, will not, on the date the Proxy Statement is first mailed to the Party's stockholders or at the time of the Party's Stockholders Meeting and on the date the Registration Statement becomes effective, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation is made by the Party with respect to the information supplied by the Other Party for inclusion therein.

           4.25.     No Payments to Employees, Officers or Directors.

           Except as set forth in Section 4.25 of the Party's Disclosure Schedule, (a) there is no employment or severance payment payable or other benefit due as a result of the consummation of the Merger or any of the other transactions contemplated hereby, with respect to any employee, officer or director of the Party or any of its Subsidiaries; (b) no Employee Program of the Party provides for any gross-up payment to any current or former employee of the Party in the event that such employee or former employee becomes subject to an excise tax or other penalty under Code Section 409A; and (c) neither the execution of this Agreement, the obtaining of the Stockholder Approvals, nor the consummation of the transactions contemplated hereby will, alone or in conjunction with another event (e.g., termination of employment), result in payments under any of the Party's Employee Programs which would not be deductible under Code Section 162(m) or Code Section 280G.

           4.26.     Intellectual Property.

          The Party and its Subsidiaries own, possess or hold valid rights to use all trademarks, trade names, patents, service marks, brand marks, brand names, computer programs, databases, industrial designs and copyrights necessary for the operation of their businesses (collectively, the Party's "Intellectual Property"). All of the Party's Intellectual Property is owned or licensed by the Party or its subsidiaries free and clear of any and all Liens (other than any Liens that would not have a Material Adverse Effect on the Party), and neither the Party nor any of its Subsidiaries has forfeited or otherwise relinquished any of the Party's Intellectual Property which forfeiture has resulted in, individually or in the aggregate, or would result in a Material Adverse Effect on the Party. The use of the Party's Intellectual Property by the Party or its Subsidiaries does not conflict with, infringe upon, violate or interfere with or constitute an appropriation of any right, title, interest or goodwill, including, without limitation, any intellectual property right, trademark, trade name, patent, service mark, brand mark, brand name, computer program, database, industrial design, copyright or any pending application therefor, of any other Person, and there have been no claims made against the Party or any of its Subsidiaries, and neither the Party nor any of its Subsidiaries has received any notice of any claim or otherwise has knowledge that any of the Party's Intellectual Property is invalid or conflicts with the asserted rights of any other Person or has not been used or enforced or has failed to have been used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of such Intellectual Property, except, in all such cases, as would not have, individually or in the aggregate, a Material Adverse Effect on the Party.

           4.27.     Investment Company Act of 1940.

           Neither the Party nor any of its Subsidiaries is, or at the Effective Time will be, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

           4.28.     Dissenters Rights.

          No objectors' or appraisal rights shall be available to stockholders of the Party with respect to the Merger or the other transactions contemplated by this Agreement.

           4.29.     Suspension of Juniper DRIP and SIP.

           Juniper has taken all actions necessary to suspend its Stock Investment Plan as of the date hereof and to suspend the Juniper DRIP as to new participants; provided that participants in the Juniper DRIP as of the date hereof may participate in the Juniper DRIP with respect to any dividend paid to holders of record of Juniper Common Stock as of May 15, 2007, for the period ended June 30, 2007.

ARTICLE V     CONDUCT OF BUSINESS PENDING THE MERGER

           5.1.     Conduct of the Parties.

           During the period from the date of this Agreement to the Effective Time, except as otherwise contemplated by this Agreement, each Party shall use its commercially reasonable efforts to, and shall cause each of its Subsidiaries to use its commercially reasonable efforts to, carry on their respective businesses in the usual, regular and ordinary course, and in material compliance with all Laws, and use their commercially reasonable efforts to (i) preserve intact their present business organizations, (ii) keep available the services of their present officers and employees and (iii) preserve their goodwill, the Party's status as a REIT, and their relationships with others having business dealings with them. Each Party shall confer on a regular basis with the Other Party, report on operational matters and advise the Other Party's Special Committee orally and in writing of any Material Adverse Effect on the Party or any matter that could reasonably be expected to result in the Party being unable to deliver the certificate described in Section 7.1(h). Without limiting the generality of the foregoing, neither the Party nor any of its Subsidiaries will (except as expressly permitted by this Agreement or as contemplated by the transactions contemplated hereby, as set forth in Section 5.1 of the Party's Disclosure Schedule or to the extent that representatives of the Other Party's Special Committee shall otherwise consent in writing (it being understood that such representatives shall respond within five (5) Business Days to the Party's communications soliciting such consent from the Other Party's Special Committee, and such consent shall not be unreasonably withheld, conditioned or delayed)):

                (a)     declare, set aside or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any shares of the Party's Stock, except (i) to holders of record of the Company's Stock, quarterly dividends in accordance with past practice and (ii) to holders of record of Juniper Common Stock, (A) a semi-annual dividend in an amount not to exceed $0.25 per share to holders of record of Juniper Common Stock as of May 15, 2007, for the period ended June 30, 2007, (B) for each semi-annual period beginning on and after July 1, 2007, a dividend in an amount not to exceed the lesser of $0.25 or 100% of Juniper's estimated FFO for such period and (C) the Final Juniper Dividend and any other distributions required for Juniper to make the Final Juniper Dividend;

                (b)     authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any shares of stock of any class or any other securities or equity equivalents (including, without limitation, stock appreciation rights) other than the (i) issuance of shares of the Party's Common Stock pursuant to any Stock Option Plan of the Party or (ii) issuance of shares of Juniper Common Stock in accordance with the terms of Juniper's DRIP to participants in Juniper's DRIP as of the date hereof, solely with respect to any dividend paid to holders of Juniper's Common Stock for the semi-annual period ended June 30, 2007;

                (c)     except pursuant to an agreement to take such action set forth in the Party's Disclosure Schedule or for any action taken in the ordinary course of the Party's business, (i) acquire, encumber, transfer or dispose of any real, personal or intangible property that is material to the Party or any of its Subsidiaries (whether by asset acquisition, stock acquisition or otherwise), (ii) incur, assume, guaranty or otherwise become directly or indirectly responsible for the payment of any material amount of Indebtedness, (iii) prepay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) involving an amount in excess of $500,000 (or $1,000,000 in the aggregate) or (iv) other than any employment agreement or similar arrangement consistent with past practice entered into between the Party and any person hired by the Party after the date of this Agreement, enter into any Material Contract or modify or amend any Material Contract to which the Party or any of its Subsidiaries is a party or waive, release or assign any material rights or claims under any such Material Contract;

                (d)     change any of the accounting principles or practices used by it (except as required by GAAP, in which case written notice shall be provided to the Other Party's Special Committee prior to any such change);

                (e)     except as is consistent with past practice or required by law, and except for bonuses not to exceed $250,000 in the aggregate which may be paid by Juniper, enter into, adopt, amend or terminate any Employee Program of the Party;

                (f)     except to the extent required to comply with its obligations hereunder or with applicable law, amend its charter, certificate of incorporation or bylaws, limited partnership or limited liability company agreements, or similar organizational or governance documents or amend any term of any outstanding security of the Party or any of its Subsidiaries;

                (g)     adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger or plans of complete or partial liquidation or dissolution of inactive Subsidiaries of the Party);

                (h)     permit any insurance policy naming the Party or any of its Subsidiaries or officers or directors as a beneficiary or an insured or a loss payable payee to be canceled, terminated or allowed to expire, unless such entity shall have obtained an insurance policy with substantially similar terms and conditions to the canceled, terminated or expired policy;

                (i)     except as expressly required for change in law or regulation, change any of its methods of reporting income and deductions for Federal income tax purposes, make or rescind any Tax election or settle or compromise any Tax liability of the Party or any of its Subsidiaries, amend any Tax Return, change an annual Tax accounting period, adopt or change any Tax accounting method (except as required by applicable law) or execute or consent to any waivers extending the statutory period of limitations with respect to the collection or assessment of any Taxes;

                (j)     take any action that would prevent or impede the Merger from qualifying as a reorganization under Code Section 368(a)(1)(C); or

                (k)     authorize any of, or commit or agree to take any of, the foregoing actions or any action that would result in a breach of any representation or warranty of the Party contained in this Agreement as of the date when made or as of any future date or would result in any of the conditions to the Merger not being satisfied or in a material delay in the satisfaction of such conditions.

ARTICLE VI     COVENANTS

           6.1.     Joint Proxy Statement/Prospectus; Registration Statement.

          As promptly as practicable after the execution of this Agreement, the Parties shall prepare and shall file with the SEC the Proxy Statement, and the Parties shall prepare and the Company shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus, provided that the Parties may mutually delay the filing of the Proxy Statement until approval of the Registration Statement by the SEC. Each Party shall use reasonable efforts to cause the Registration Statement to become effective as soon after such filing as practicable. Each Party will respond to any comments of the SEC and will use its respective reasonable efforts to have the Proxy Statement cleared by the SEC and the Registration Statement declared effective under the Securities Act as promptly as practicable after such filings and each Party will cause the Proxy Statement and the prospectus contained within the Registration Statement to be mailed to its respective stockholders at the earliest practicable time after both the Proxy Statement is cleared by the SEC and the Registration Statement is declared effective under the Securities Act. Each Party will notify the other promptly upon the receipt of any comments from the SEC or any other Governmental Entity and of any request by the SEC or any other Governmental Entity for amendments or supplements to the Registration Statement, the Proxy Statement or any filing pursuant to Section 6.4 or for additional information and will supply the other with copies of all correspondence between such Party or any of its representatives, on the one hand, and the SEC or any other Governmental Entity, on the other hand, with respect to the Registration Statement, the Proxy Statement, the Merger or any filing pursuant to Section 6.4. Each Party will cause all documents that it is responsible for filing with the SEC or other Governmental Entity under this Section 6.1 to comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Registration Statement or any filing pursuant to Section 6.4, each Party will promptly inform the Other Party of such occurrence and cooperate in filing with the SEC or any other Governmental Entity, and/or mailing to stockholders of the Parties, such amendment or supplement. Neither Party shall file with, or submit to, the SEC the Proxy Statement, the Registration Statement or any amendment or supplement to either thereof, or any supplemental material, without obtaining the prior written consent of the other Party to such filing or submission, which consent shall not be unreasonably withheld or delayed.

           6.2.     Access to Information; Confidentiality.

                (a)     Each Party shall (and shall cause each of its Subsidiaries to) afford to the Other Party and to representatives of the Other Party's Special Committee reasonable access, during normal business hours during the period prior to the Effective Time, to all its books, contracts, commitments, personnel and records and, during such period, each Party shall (and shall cause each of its Subsidiaries to) furnish promptly to the Other Party (i) a copy of each report, schedule, registration statement and other document filed or received by the Party during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning the Party's business, properties, assets and personnel as the Other Party may reasonably request.

                (b)     Unless otherwise required by law, each Party's Confidential Information will be kept confidential and used by the Other Party only in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, and not in any way detrimental to the Party or for the benefit of a third party including, without limitation, for the purpose of formulating or preparing to file a legal claim or suit or instituting a legal proceeding against the Party (the "Permitted Purpose"). Only employees and authorized representatives of the Other Party who need to review the Confidential Information in connection with the Permitted Purpose may access and view the Confidential Information. The Other Party will not disclose the Party's Confidential Information or any portion thereof to any other person or entity without the Party's prior written consent, except as required by Law. The Other Party will use its reasonable commercial efforts to protect the secrecy and confidentiality of and avoid disclosure or use of the Confidential Information including, without limitation, implementing reasonable commercial measures that the Other Party uses to protect its own confidential or non-public information. In the event of dissemination, disclosure or use of the Party's Confidential Information that is not permitted by this Agreement, the Other Party will notify the Party immediately in writing and will use reasonable efforts to assist the Party in minimizing the damage from such disclosure. Such remedy shall be in addition to and not in lieu of any other rights and remedies the Party may have at law or in equity against the Other Party. The Other Party will be solely responsible for any breach of this Section 6.2(b) and, in addition to the foregoing, will, at its sole expense, take all reasonable measures including, but not limited to, court proceedings, to prohibit or prevent unauthorized disclosure or use of the Party's Confidential Information.

                (c)     Upon the written request of the Party, the Other Party and its authorized representatives will promptly return to the Party, at the Party's address specified in Section 9.1, all tangible materials (including, but not limited to, printed materials and software disks or other electronic storage media) containing any of the Party's Confidential Information (including, but not limited to, any materials in which the Party's Confidential Information is quoted, discussed, paraphrased, or explained), and will promptly destroy any intangible copies of such Confidential Information. The confidentiality obligations set forth in Section 6.2(b) shall remain in full force and effect despite the return of such Confidential Information.

           6.3.     Stockholders Meetings.

                (a)     Promptly after the date hereof, each Party shall each take all action necessary in accordance with the rules of the NASDAQ and, in the case of the Company, the MGCL, its charter and bylaws, and, in the case of Juniper, the NJBCA, its certificate of incorporation and bylaws, to call, give notice of, convene and hold a meeting of the holders of the shares of its stock for the purpose of obtaining such Party's Stockholder Approval (with respect to either Party, the Party's "Stockholders Meeting") as promptly as practicable, and in any event (to the extent permissible under applicable law) within 60 days after the declaration of effectiveness of the Registration Statement. Each Party shall use its reasonable efforts to solicit from its stockholders proxies in favor of the Merger and will take all other action necessary to obtain the Party's Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, each Party (i) shall adjourn its Stockholders Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Party's stockholders sufficiently in advance of a vote on this Agreement and the Merger to ensure that such vote occurs on the basis of full and complete information as required under applicable law or (ii) shall (unless the Other Party otherwise consents in writing or if prohibited by applicable law) adjourn its Stockholders Meeting once for a period not to exceed 30 days, if as of the time for which such Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement) or subsequently rescheduled or reconvened, there are insufficient shares of the Party's stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholders Meeting.

                (b)     Each Party's Board of Directors shall recommend that the Party's stockholders vote in favor of the Merger at the Party's Stockholders Meeting (the Party's "Recommendation") and, subject to Section 6.5, neither the Party's Board nor any committee thereof shall withdraw, amend or modify, or propose to resolve to withdraw, amend or modify in a manner adverse to the Company, the Party's Recommendation. The Proxy Statement shall include a statement to the effect that the Party's Board has unanimously made the Party's Recommendation.

           6.4.     Additional Agreements.

           Subject to the terms and conditions herein provided, but subject to the obligation to act in good faith, and subject at all times to each Party's and their respective Special Committee member's and directors' right and duty to act in a manner consistent with their duties, each Party agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with the Other Party in connection with the foregoing, including the execution and delivery by each Party of one or more supplemental indentures to the Juniper Indentures and the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any public or private third party, including, without limitation, any that are required to be obtained under any federal, state or local law or regulation or any contract, agreement or instrument to which the Parties or their Subsidiaries are a party or by which any of their respective properties or assets are bound, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Merger, to effect all necessary registrations, other filings or submissions of information requested by a Governmental Entity, and to use its best efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the Parties to consummate the Merger.

           6.5.     No Solicitations.

                (a)     Juniper shall, and shall cause its Subsidiaries and its and their respective officers, directors, employees, representatives and agents to, immediately cease any activities, discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal, and request the return or destruction of all confidential information regarding Juniper and its Subsidiaries provided to any such persons on or prior to the date of this Agreement pursuant to the terms of any confidentiality agreements or otherwise. Juniper shall not, and shall cause its Subsidiaries and its and their respective officers, directors, trustees, employees, representatives and agents not to, directly or indirectly, (i) solicit, participate in, initiate or encourage (including by way of furnishing information), or take any other action designed or reasonably likely to facilitate or encourage, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal or (ii) participate in any discussions or negotiations (including by way of furnishing information) regarding any Acquisition Proposal; provided, however, that if, at any time before the date that is 60 days after the date on which the execution of this Agreement by either Party is publicly announced, Juniper's Special Committee determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such action is, or is reasonably likely to be, necessary in order to comply with the duties of Juniper's Special Committee to Juniper or Juniper's stockholders under applicable law, Juniper may, provided that Juniper has complied in all respects with its obligations under this Section 6.5, in response to an Acquisition Proposal received by Juniper after the date hereof and subject to compliance with this Section 6.5, (x) provided that any such information has been or contemporaneously is provided to representatives of the Company's Special Committee, furnish information with respect to Juniper and its Subsidiaries to the person making such Acquisition Proposal (or its designated representatives) pursuant to a confidentiality and standstill agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal.

                (b)     Except as set forth in Section 6.5(c), neither the Board of Directors of Juniper nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, Juniper's Recommendation, (ii) approve or recommend or take no position with respect to, or propose to approve or recommend or take no position with respect to, any Acquisition Proposal or (iii) cause Juniper to enter into any agreement related to any Acquisition Proposal (other than a confidentiality and standstill agreement with respect to an Acquisition Proposal as contemplated by Section 6.5(a)).

                (c)     If, before the date that is 60 days after the date on which the execution of this Agreement by either Party is publicly announced, Juniper's Special Committee determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such action is necessary in order to comply with the duties of Juniper's Special Committee to Juniper or Juniper's stockholders under applicable Law, Juniper's Board of Directors may, in accordance with a recommendation by Juniper's Special Committee to Juniper's Board of Directors to take such action and provided that Juniper has complied in all respects with its obligations under this Section 6.5 and has negotiated in good faith with the Company with respect to any amendment or modification to this Agreement proposed by the Company, (i) withdraw or modify its Recommendation or (ii) subject to the provisions of Section 8.1(c) hereof, cause Juniper to terminate this Agreement; but in either case (x) only at a time that is after the fifth business day following the receipt by the Company's Special Committee of written notice advising the Company that Juniper has received a definitive Acquisition Proposal and containing the information about such Acquisition Proposal specified by Section 6.5(d) and (y) only if simultaneously with taking such action it also executes a definitive agreement to implement such Acquisition Proposal. For purposes of this Section 6.5(c), "50%" shall be substituted for "20%" in the definition of the term "Acquisition Proposal."

                (d)     Juniper shall immediately advise the Company orally and in writing of any request for information or of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal and the identity of the Person making such request or Acquisition Proposal. Juniper will immediately inform the Company of any material developments in any discussions or negotiations with respect to, and any material change in the terms (including amendments or proposed amendments) of, any such request or Acquisition Proposal. Juniper will promptly provide the Company with any agreements entered into by Juniper with respect to any such request or Acquisition Proposal.

                (e)     Nothing contained in this Section 6.5 shall prohibit Juniper from taking and disclosing to its stockholders a position contemplated by Rule 14e-2 or Rule 14d-9 promulgated under the Exchange Act or from making any disclosure to Juniper's stockholders if, in the good faith judgment of the Special Committee of Juniper, after consultation with outside counsel, failure so to disclose would be inconsistent with applicable Law; provided, however, that neither Juniper nor its Board of Directors nor any committee thereof shall, except as specifically permitted by Section 6.5(c), withdraw or modify, or propose to withdraw or modify, its position with respect to the Merger or this Agreement or approve or recommend, or propose to approve or recommend, an Acquisition Proposal.

           6.6.     Officers' and Directors' Indemnification.

                (a)     In the event of any threatened or actual claim, action, suit, demand proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action, suit, proceeding or investigation in which any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer, employee, fiduciary or agent of a Party or any of its Subsidiaries (each, an "Indemnified Party" and collectively, the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer, employee, fiduciary or agent of the Party or any of its Subsidiaries, or is or was serving at the request of the Party or any of its Subsidiaries as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising at or before or after the Effective Time, the Parties agree to cooperate and use their reasonable best efforts to defend against and respond thereto. It is understood and agreed that from and after the Effective Time, the Surviving Company and the Company shall indemnify and hold harmless, as and to the fullest extent permitted by applicable law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising at or before or after the Effective Time), (A) from and, after the Effective Time, the Surviving Company and the Company shall promptly pay expenses in advance of the final disposition of any such threatened or actual claim, action suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable law, (B) the Indemnified Parties may retain counsel satisfactory to them, and the Company and the Surviving Company shall pay all fees and expenses of such counsel for the Indemnified Parties within thirty (30) days after statements therefor are received, and (C) from and after the Effective Time, the Company and the Surviving Company will use their respective reasonable best efforts to assist in the vigorous defense of any such matter; provided, however, that neither the Surviving Company nor the Company shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that the Surviving Company and the Company shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. Any Indemnified Party wishing to claim indemnification under this Section 6.6, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Surviving Company and the Company thereof; provided that the failure to so notify shall not affect the obligations of the Surviving Company and the Company except to the extent, if any, such failure to promptly notify materially prejudices the Surviving Company or the Company.

                (b)     The Company and MergerCo each agree that all rights to indemnification existing in favor of, and all limitations on the personal liability of, each Indemnified Party provided for in the respective charters or bylaws (or other applicable organizational documents) of Juniper and its Subsidiaries or otherwise in effect as of the date hereof shall survive the Merger and continue in full force and effect for a period of six (6) years from the Effective Time and, at the Effective Time, shall become the joint and several obligations of the Company, the Surviving Company and any Subsidiary of the Company; provided, however, that all rights to indemnification in respect of any claims (each, a "Claim") asserted or made within such period shall continue until the final disposition of such Claim. From and after the Effective Time, the Company and MergerCo each also agree to jointly and severally indemnify and hold harmless the present and former officers and directors of Juniper and the Juniper Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements between Juniper and/or one or more Juniper Subsidiaries and such officers and directors as listed in Section 6.6(b) of the Juniper Disclosure Schedule.

                (c)     Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.6 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.6 applies without the consent of each such affected indemnitee. This Section 6.6 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of the Company and the Surviving Company. Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 6.6.

                (d)     In the event that, following the Effective Time, the Company or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, (ii) transfers or conveys all or substantially all of its properties and assets to any Person, or (iii) commences a dissolution, liquidation, assignment for the benefit of creditors or similar action, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company or the Surviving Company, as the case may be, assume the obligations set forth in this Section 6.6.

           6.7.     Public Announcements.

          Each Party shall consult with the Other Party before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the Other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the Party may, without the prior consent of the Other Party, issue such press release or make such public statement as may be required by law or the applicable rules of any stock exchange or quotation system if the Party issuing such press release or making such public statement has used its reasonable best efforts to consult with the Other Party and to obtain the Other Party's consent but has been unable to do so in a timely manner. In this regard, the Parties shall make a joint public announcement of the Merger contemplated hereby no later than the opening of trading on the NASDAQ on the Business Day following the date on which this Agreement is signed.

           6.8.     Certain Tax Matters.

                (a)     Each Party shall take all actions, and refrain from taking all actions, as are necessary to ensure that the Party will qualify for taxation as a REIT for U.S. federal income tax purposes for its tax year ending with the Merger. During the period from the date of this Agreement to the Effective Time, the Party shall, and shall cause each of its Subsidiaries, to facilitate all reasonable requests of the Other Party with respect to maintenance of the Party's REIT status for the Party's tax year in which the Merger occurs.

                (b)     Each Party shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Party and each of its Subsidiaries required to be filed on or prior to the Closing Date, including applicable extensions. Any such Tax Returns shall be prepared in a manner consistent with the historic Tax accounting practices of the Party (except as may be required under applicable Tax law). The Party shall pay all Taxes shown as due on such Tax Returns. The Party shall provide to the Other Party copies of such Tax Returns that are to be filed on or prior to the Closing Date at least 15 calendar days prior to the due date of such Tax Returns (including applicable extensions). The Party shall accept any and all reasonable comments of the Other Party with respect to such Tax Returns.

                (c)     Each Party and its Subsidiaries shall use their reasonable best efforts to cause the Merger to qualify as a "reorganization" under the provisions of Code Section 368(a)(1)(C) and to obtain the opinions of counsel referred to in Sections 7.1(f) and (g)

           6.9.     Notice Obligations.

          From time to time prior to the Effective Time, each Party shall notify the Other Party in writing with respect to any matter hereafter arising or any information obtained after the date hereof that, if existing, occurring or known at or prior to the date of this Agreement, would have been required to be set forth or described in the Party's Disclosure Schedule or that is necessary to complete or correct any information in such schedule or in any representation and warranty of the Party that has been rendered inaccurate thereby or that would cause a condition to the closing hereof not to be satisfied. The Party shall promptly inform the Other Party of any claim by a third party that a Material Contract has been breached, is in default, may not be renewed or that a consent would be required as a result of the transactions contemplated by this Agreement. For purposes of determining the satisfaction of the conditions to the consummation of the transactions contemplated hereby, no such supplement, amendment or information shall be considered. Each Party will consult with the Other Party a reasonable time prior to making publicly available its financial results or filing any document with the SEC.

           6.10.     Listing.

           Prior to the Effective Time, the Company shall use its reasonable best efforts to cause the shares of Company Common Stock to be issued in connection with the Merger to be listed on the NASDAQ subject to official notice of issuance, as of or prior to the Effective Time.

           6.11.     Acknowledgement of Holders of Juniper Stock Options.

           Prior to the Effective Time, each holder of an outstanding Juniper Stock Option shall acknowledge, in writing, in a form reasonably satisfactory to the Company, the effect of the Merger on such Stock Option as specified in Section 3.1(d) and Juniper shall ensure that no options to purchase or other rights in connection with any Juniper Stock Option or Juniper Stock Option Plan enable the holder of such right to acquire, from and after the Effective Time, any interest in the Surviving Company or any entity other than the Company.

           6.12.     Termination of Juniper DRIP.

           Juniper shall take all actions necessary to (a) suspend its DRIP following the payment by Juniper of a dividend for the semi-annual period ended on June 30, 2007 and (b) terminate its DRIP (including the stock investment plan component of such plan) before the Effective Time and ensure that no purchase or other rights under Juniper's DRIP enable the holder of such rights to acquire any interest in the Surviving Company or any other entity as a result of such purchase or the exercise of such rights at or after the Effective Time.

ARTICLE VII     CONDITIONS TO THE MERGER

           7.1.     Conditions to the Obligations of each Party to Effect the Merger.

          The respective obligations of each Party to effect the Merger are subject to the satisfaction or waiver by consent of the Other Party, at or prior to the Effective Time, of each of the following conditions:

                (a)     Stockholder Approval. Each Party's Stockholder Approval shall have been obtained.

                (b)     Other Regulatory Approvals. All material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

                (c)     No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger; provided, however, that prior to the Party asserting this condition such Party shall have used its reasonable best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

                (d)     Registration Statement. The Registration Statement shall have become effective under the Securities Act and the Registration Statement shall not be the subject of any stop order or any actual or threatened proceedings seeking a stop order, and no proceedings for that purpose shall have been initiated or, to the Party's knowledge, threatened by the SEC.

                (e)     Exchange. The shares of Company Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject only to official notice of issuance.

                (f)     Tax Opinion. Juniper shall have received an opinion of counsel from the Company, in form and substance reasonably satisfactory to Juniper, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Code Section 368(a)(1)(C). In rendering such opinion, counsel may require and rely upon reasonably requested representations contained in certificates of Juniper, the Company and MergerCo.

                (g)     REIT Opinions. Each Party shall have received an opinion of counsel, in form and substance reasonably satisfactory to the Party, relating to the Other Party's qualification and taxation as a REIT under the Code for all taxable periods commencing with the Other Party's Initial REIT Year. For purposes of such opinions, counsel may rely on assumptions that Juniper will make any potential distribution contemplated by Section 2.6 and on a customary officers' certificate.

                (h)      Representations and Warranties. Each of the representations and warranties made by the Other Party in this Agreement that is qualified by reference to materiality or Material Adverse Effect shall be true and correct, and each of the other representations and warranties made by the Other Party in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and at and as of the Closing Date as if made on that date (except that representations and warranties that expressly speak as of a specified date or time need only be true and correct as of such specified date or time). Each Party shall have received a certificate signed by an authorized officer on behalf of the Other Party, dated as of the Closing Date, to the foregoing effect. No representation or warranty of a Party contained in this Agreement will be affected or deemed waived or otherwise impaired or limited by reason of any investigation by the Other Party or its representatives pursuant to Section 6.2(a) or otherwise, except to the extent that, on or before the Closing Date, the Other Party has actual knowledge of any facts, events or circumstances that would cause the representation or warranty of the Party in question to be untrue.

                (i)     Performance and Obligations of the Other Party. The Other Party shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and each Party shall have received a certificate signed by an authorized officer on behalf of the Other Party, dated as of the Closing Date, to the foregoing effect.

                (j)     Absence of Material Adverse Change. There shall not have occurred an event, change or occurrence that, individually or in the aggregate, has had a Material Adverse Effect on the Other Party, and each Party shall have received a certificate signed by an authorized officer on behalf of the Other Party, dated as of the Closing Date, to the foregoing effect.

                (k)     Consents. All consents or approvals listed in Section 4.7 of each Party's Disclosure Schedule, and any other consents or approvals, the absence of which would, or would reasonably be expected to, result in a Material Adverse Effect on each such Party, shall have been obtained and the Other Party shall have received copies of such consents in form and substance reasonably satisfactory to the Other Party.

           7.2.     Frustration of Closing Conditions.

          No Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by such Party's failure to use its own commercially reasonable efforts to consummate the Merger and the other transactions contemplated hereunder.

ARTICLE VIII     TERMINATION, AMENDMENT AND WAIVER

           8.1.     Termination.

          This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after the receipt of either Party's Stockholder Approval:

                (a)     by the mutual written consent of the Company, MergerCo and Juniper;

                (b)     by either Party, by written notice to the Other Party:

                     (i)      if any Governmental Entity of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action (which order, decree, judgment, injunction or other action the Parties shall have used their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable;

                      (ii)     if the consummation of the Merger shall not have occurred on or before November 15, 2007 (the "Drop Dead Date"); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose failure to comply with any provision of this Agreement in a material respect has been the proximate cause of, or resulted in, the failure of the Merger to occur on or before the Drop Dead Date;

                      (iii)     if the Other Party breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.1(h) or 7.1(i) and such condition is incapable of being satisfied by the Drop Dead Date;

                      (iv)     following the failure with respect to the Other Party of the condition set forth in Section 7.1(j);

                      (v)     if holders of Juniper's Stock shall have failed to give the Juniper Stockholder Approval or (B) Juniper's Stockholders Meeting cannot be held because of the lack of a quorum of the Juniper's stockholders, provided that the right to terminate this Agreement under this Section 8.1(b)(v) shall not be available to a Party at any time that such Party is in breach of or has failed to fulfill its obligations under this Agreement; or

                      (vi)     if holders of the Company's Stock shall have failed to give the Company Stockholder Approval or (B) the Company's Stockholders Meeting cannot be held because of the lack of a quorum of the Company's stockholders, provided that the right to terminate this Agreement under this Section 8.1(b)(vi) shall not be available to a Party at any time that such Party is in breach of or has failed to fulfill its obligations under this Agreement;

                (c)     By Juniper, in connection with Juniper's entering into a definitive agreement to effect an Acquisition Proposal in accordance, and provided that Juniper has complied, with Section 6.5; provided, however, that an election by Juniper to terminate this Agreement pursuant to this Section 8.1(c) shall not be effective until Juniper shall have paid the Break-up Fee to the Company as provided in Section 8.2(b); or

                (d)     By the Company, if (i) Juniper enters into a definitive agreement to effect an Acquisition Proposal, (ii) Juniper's Board of Directors or any committee thereof recommends that Juniper's stockholders accept or approve any Acquisition Proposal or (iii) Juniper's Board of Directors withdraws or modifies, in a manner material and adverse to the Company, Juniper's Recommendation, in any case, regardless of whether Juniper has complied with Section 6.5.

           8.2.     Effect of Termination.

                (a)     Subject to the remainder of this Section 8.2 and to Section 8.3, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of the Company, MergerCo or Juniper and their respective directors, trustees, officers, employees, partners or stockholders and all rights and obligations of the Company, Juniper and MergerCo shall cease, except for the agreements contained in Sections 6.2, 6.7, 8.2, 8.3 and Article IX; provided, however, that nothing contained in this Section 8.2(a) shall relieve any Party from liabilities or damages arising out of any fraud or willful breach by such Party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

                (b)     If this Agreement is terminated by Juniper pursuant to Section 8.1(c) or by the Company pursuant to Section 8.1(d), then Juniper shall pay to the Company, subject to Section 8.4, an amount in cash equal to $1,000,000 (the "Break-up Fee"). If (i) at the time of Juniper's Stockholders Meeting, an Acquisition Proposal shall have been made (and not then withdrawn), (ii) this Agreement is terminated by either Party pursuant to Sections 8.1(b)(ii) or (v) or by the Company pursuant to Section 8.1(b)(iii) and (iii) Juniper consummates an Acquisition Proposal or enters into a definitive agreement with respect to an Acquisition Proposal, in either case, within twelve (12) months of such termination (and the transaction contemplated by any such definitive agreement is consummated within eighteen (18) months of such termination), then Juniper shall pay to the Company the Break-up Fee. Payment of the Break-up Fee required by this Section 8.2(b) shall be payable by wire transfer of immediately available funds (1) in the case of termination of this Agreement by Juniper pursuant to Section 8.1(c) or by the Company pursuant to Section 8.1(d), concurrently with the effective date of such termination, or (2) in case of a situation contemplated by the second sentence of this Section 8.2(b), concurrently with the consummation of such Acquisition Proposal. For the avoidance of doubt, the amount of any fees or expenses paid to the Company pursuant to Section 8.3 shall be deducted from the payment of any Break-up Fee required by this Section 8.2(b).

           8.3.     Fees and Expenses.

                (a)     Except as set forth in Section 8.2 and this Section 8.3, whether or not the Merger is consummated, all fees, costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including, without limitation, all fees, costs and expenses of agents, representatives, counsel and accountants shall be paid by the Party incurring such fees, costs or expenses.

                (b)     If this Agreement is terminated by either Party pursuant to Section 8.1(b)(iii), the Other Party shall pay to the Party within three (3) Business Days after the date of termination, subject to Section 8.4, all documented, reasonable out-of-pocket costs and expenses, including, without limitation, the reasonable fees and expenses of lawyers, accountants, consultants, financial advisors and investment bankers, incurred by the Party or its Subsidiaries in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to an aggregate maximum amount of $500,000 (such amount, the Party's "Expenses"). The payment of Expenses set forth in this Section 8.3(b) is not an exclusive remedy, but is in addition to any other rights or remedies available to the parties hereto (whether at law or in equity), and in no respect is intended by the parties to constitute liquidated damages, or be viewed as an indicator of the damages payable, or in any other respect limit or restrict damages available in case of any breach of this Agreement.

                (c)     Each Party acknowledges that the agreements contained in Section 8.2 and this Section 8.3 are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement. If either Party fails to pay the other any amounts due under Section 8.2 or 8.3, the Party failing to make such payment shall pay the reasonable costs and expenses (including, without limitation, reasonable legal fees and expenses) in connection with any action, including, without limitation, the filing of any lawsuit or other legal action, taken to collect payment. The payment of expenses set forth herein is not an exclusive remedy, but is in addition to any other rights or remedies available to the Parties (whether at law or in equity).

           8.4.     Payment of Breakup Fee or Expenses.

                (a)     In the event that Juniper is obligated to pay the Company the Break-up Fee pursuant to Section 8.2(b) or either Party is obligated to pay the Other Party any Expenses pursuant to Section 8.3(b), the Party making such payment shall pay to the Other Party, from the applicable Break-up Fee or Expenses deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the amount of the applicable Break-up Fee or Expenses and (ii) the sum of (A) the maximum amount that can be paid to the Other Party without causing the Other Party to fail to meet the requirements of Code Sections 856(c)(2) and (3) determined as if the payment of such amount did not constitute income described in Code Sections 856(c)(2) or Code 856(c)(3) ("Qualifying Income"), as determined by the Other Party's independent certified public accountants, plus (B) in the event the Other Party receives either (1) a letter from the Other Party's counsel indicating that the Other Party has received a ruling from the IRS described in Section 8.4(b)(ii) or (2) an opinion from the Other Party's outside counsel as described in Section 8.4(b)(ii), an amount equal to the applicable Break-up Fee or Expenses less the amount payable under clause (A) above. To secure the Party's obligation to pay these amounts, the Party shall deposit into escrow an amount in cash equal to the applicable Break-up Fee or Expenses with an escrow agent selected by the Party and on such terms (subject to Section 8.4(b)) as shall be mutually agreed upon by Juniper, the Company and the escrow agent. The payment or deposit into escrow of the applicable Break-up Fee or Expenses pursuant to this Section 8.4(a) shall be made at the time the Party is obligated to pay the Other Party such amount pursuant to Section 8.3 or Section 8.2(b), as applicable, by wire transfer or bank check.

                (b)     The escrow agreement shall provide that the applicable Break-up Fee or Expenses in escrow or any portion thereof shall not be released to the Other Party unless the escrow agent receives any of the following: (i) a letter from the Other Party's independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to the Other Party without causing the Other Party to fail to meet the requirements of Code Sections 856(c)(2) and (3) determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Other Party's independent certified public accountants revising that amount, in which case the escrow agent shall release such amount to the Other Party, or (ii) a letter from the Other Party's counsel indicating that the Other Party received a ruling from the IRS holding that the receipt by the Other Party of the applicable Break-up Fee or Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Code Sections 856(c)(2) and (3) (or alternatively, the Other Party's outside counsel has rendered a legal opinion to the effect that the receipt by the Other Party of the applicable Break-up Fee or Expenses would either constitute Qualifying Income or would be excluded from gross income within the meaning of Code Sections 856(c)(2) and (3)), in which case the escrow agent shall release the remainder of the applicable Break-up Fee or Expenses to the Other Party. The Party agrees to amend this Section 8.4 at the request of the Other Party in order to (A) maximize the portion of the applicable Break-up Fee or Expenses that may be distributed to the Other Party hereunder without causing the Other Party to fail to meet the requirements of Code Sections 856(c)(2) and (3), (B) improve the Other Party's chances of securing a favorable ruling described in this Section 8.4(b) or (C) assist the Other Party in obtaining a favorable legal opinion from its outside counsel as described in this Section 8.4(b). The escrow agreement shall also provide that any portion of the applicable Break-up Fee or Expenses held in escrow for five years shall be released by the escrow agent to the Party depositing such funds. The Party shall not be a party to such escrow agreement and shall not bear any cost of or have liability resulting from the escrow agreement.

                (c)     For the avoidance of doubt, the escrow provisions of clauses (a) and (b) of this Section 8.4 shall only apply at the election of the Party due the applicable Break-up Fee or Expenses, such election to be made in its absolute discretion.

           8.5.     Amendment.

          This Agreement may be amended by the Parties by an instrument in writing signed on behalf of each of the Parties at any time before or after receipt of one or both Stockholder Approvals; provided, however, that after any such approval, no amendment shall be made which by law requires further approval by such stockholders without obtaining such approval.

           8.6.     Extension; Waiver.

          At any time prior to the Effective Time, a Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the Other Party, (b) waive any inaccuracies in the representations and warranties of the Other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the Other Party with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the Party against which such waiver or extension is to be enforced. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE IX     GENERAL PROVISIONS

           9.1.     Notices.

          All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or sent if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by prepaid overnight carrier (providing proof of delivery) at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by like notice):

(a)	if to the Company or MergerCo: Monmouth Real Estate Investment Corporation Juniper Business Plaza 3499 Route 9 North, Suite 3-C Freehold, New Jersey 07728 Attn: Peter Weidhorn Facsimile: 732-577-9981

with a copy to (which shall not constitute notice):

Venable LLP Two Hopkins Plaza, Suite 1800 Baltimore, Maryland 21201 Attn: Sharon A. Kroupa, Esquire Facsimile: 410-244-7742

(b)	if to Juniper: Monmouth Capital Corporation Juniper Business Plaza 3499 Route 9 North, Suite 3-C Freehold, New Jersey 07728 Attn: Joshua Kahr Facsimile: 732-577-9981

with a copy to (which shall not constitute notice):

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, NY 10038-4982 Attn: Jeffrey Lowenthal, Esquire Facsimile: 212-806-2509

           9.2.     Interpretation.

          The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

                (a)     When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

                (b)     The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                (c)     The Parties have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

                (d)     The words "include", "includes" or "including" shall be deemed to be followed by the words "without limitation."

                (e)     The words "hereof," "herein" and "hereunder" and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

                (f)     All terms defined in this Agreement have their defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

                (g)     The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

                (h)     If any action is to be taken by any Party pursuant to this Agreement on a day that is not a Business Day, such action shall be taken on the next Business Day following such day.

                (i)     References to a person are also to its permitted successors and assigns.

                (j)     The use of "or" is not intended to be exclusive unless expressly indicated otherwise.

                (k)     "Reasonable best efforts" or similar terms shall not require the waiver of any rights under this Agreement.

                (l)     The term "ordinary course of business" (or similar terms) shall be deemed to be followed by the words "consistent with past practice." A Party's past practice shall be determined by reference to its SEC Reports, where applicable.

           9.3.      Trial by Jury.

          EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

           9.4.     Non-Survival of Representations, Warranties, Covenants and Agreements.

           Except for Article II and Article III, Section 6.6 and any other covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and (b) thereafter there shall be no liability on the part of any Party or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties of any Party, express or implied.

           9.5.     Miscellaneous.

          This Agreement (a) constitutes, together with Disclosure Schedules, the entire agreement and supersedes all of the prior agreements and understandings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and (b) shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the federal and state courts located in Maryland, this being in addition to any other remedy to which they are entitled at law or in equity.

           9.6.     Assignment; Benefit; Severability.

           Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party without the prior written consent of the Other Party. Notwithstanding anything contained in this Agreement to the contrary (except for the provisions of Section 6.6 hereof which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third party beneficiaries thereof and who may enforce the covenants contained therein), nothing in this Agreement, expressed or implied, is intended to confer on any person other than the Parties or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

          If any provision of this Agreement, or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

           9.7.      Choice of Law/Consent to Jurisdiction.

          All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Maryland without regard to its rules of conflict of laws.

          Each of Juniper, the Company and MergerCo hereby irrevocably and unconditionally consents to submit to the jurisdiction of any federal court located in the State of Maryland or in the Circuit Court for Baltimore City, for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby, waives any objection to the laying of venue of any such litigation in such court and agrees not to plead or claim in such court that such litigation brought therein has been brought in any inconvenient forum. Each of Juniper, the Company and MergerCo further agree that, in the event that any suit, action or proceeding is brought in the Circuit Court of Baltimore City, the parties shall jointly request that the case be assigned to that court's business and technology case management program. Each of Juniper, the Company and MergerCo agrees, that service of process may also be made on such Person at its address as provided in Section 9.1 by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made as described above shall have the same legal force and effect as if served upon such Person personally within the State of Maryland.

           9.8.      Waiver.

           Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

           9.9.     Counterparts.

          This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of Juniper, the Company and MergerCo and delivered to the other parties hereto. Facsimile transmission of any signed original document shall be deemed the same as delivery of an original. At the request of any Party, the Parties will confirm facsimile transmission by signing a duplicate original document.

[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, Juniper, the Company and MergerCo have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MONMOUTH CAPITAL CORPORATION

By:    /s/ Eugene W. Landy
        Name: Eugene W. Landy
        Title: President

MONMOUTH REAL ESTATE INVESTMENT
CORPORATION

By:    /s/ Eugene W. Landy
        Name: Eugene W. Landy,
        Title: President

ROUTE 9 ACQUISITION, INC.

By:    /s/ Eugene W. Landy
        Name: Eugene W. Landy, President
        Title: President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A

Certificate of Incorporation

EXHIBIT B

Bylaws

EXHIBIT C

Company and Surviving Company Directors and Officers

Directors:

Eugene W. Landy, Chairman
Anna T. Chew
Daniel D. Cronheim
Neal Herstik
Matthew I. Hirsch
Joshua Kahr
Michael P. Landy
Samuel A. Landy
Cynthia J. Morgenstern
Scott L. Robinson
Eugene D. Rothenberg
Peter J. Weidhorn
Stephen B. Wolgin

Officers:

Eugene W. Landy, President
Cynthia J. Morgenstern, Executive Vice President
Michael P. Landy, Vice President - Investments
Anna T. Chew, Vice President and Chief Financial Officer
Maureen E. Vecere, Controller and Treasurer
Elizabeth Chiarella, Secretary
Mary Anne Dawson, Assistant Treasurer